Exhibit 10.15

STOCK PURCHASE AGREEMENT

by and among

PRECISION AEROSPACE GROUP, INC.,

WESTERN PROFESSIONAL, INC.,

and

BRADLEY R. BOWDER

September 30, 2024

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Section 11.8.	Reliance	47
Section 11.9.	Expenses	47
Section 11.10.	Captions; Counterparts	47
Section 11.11.	Entire Agreement	47
Section 11.12.	Severability	47
Section 11.13.	Amendments	47

Exhibits

Exhibit A – Form of Employment Agreement

Exhibit B – Form of Escrow Agreement

Exhibit C – Form of General Release Agreement

Schedules

Schedule I – EBITDA and Adjusted EBITDA

Schedule II – Payroll Closing Statement Disclosure Schedules

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 30, 2024 (the “Effective Date”) by and among PRECISION AEROSPACE GROUP, INC., a Florida corporation (“Purchaser”), WESTERN PROFESSIONAL INC., an Oregon corporation (the “Company”), and BRADLEY R. BOWDER, an individual resident of the State of Oregon (“Seller”). Purchaser, the Company and Seller may each be referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of common stock of the Company (the “Company Common Stock”); and

WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and accept from Seller, all of such issued and outstanding shares of Common Stock owned by Seller, at Closing (defined below) pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions

As used herein, the following terms shall have the following meanings:

“Accounts Receivable” means the accounts receivable of the Company resulting from goods sold and/or services provided by the Company prior to the Closing Date.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjusted EBITDA” means EBITDA plus or minus any adjustments as shall be mutually agreed upon by the Parties as reflected on Schedule I attached hereto.

“Adjustment Statement” has the meaning specified in Section 3.4(b).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise, and its and their respective stockholders, partners, directors, officers, members, managers and employees, and with respect to a particular individual: (a) each other member of such individual’s family who resides with such individual and (b) any Person that is controlled by one or more members of such individual’s family.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Assets” means any and all of the Company’s right, title and interest in all assets, rights and properties used in or held for use by the Company and of every nature, kind and description, whether tangible or intangible, owned, leased or licensed (as applicable), real, personal or mixed, save and except funds owed and to be paid to the Company from the Employee Retention Credit, which amounts Purchaser has agreed may be distributed to Seller following receipt by the Company.

“Basket Amount” has the meaning specified in Section 8.2(b).

“Brady Court Lease Agreement” has the meaning specified in Section 3.7(f).

“Blank Check Preferred” has the meaning specified in Section 5.7(a).

“Business” means the business of the Company as conducted immediately prior to the Closing Date, including, but not limited to the business of design and analysis, precision manufacturing, instrumentation, assembly, component and subsystem test, in-house and on-site validation and test support using state of the art instrumentation labs, machine shops and in-house test.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Oregon are authorized or obligated to close.

“Cap” has the meaning specified in Section 8.2(b).

“Cash” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.

“Cash on Hand” means as of the Closing, all Cash of the Company, excluding any Cash that is not freely usable because it is subject to restrictions, limitations, deposits on behalf of any other Person, or any check, money order, draft, wire transfer or similar negotiable instrument that has been issued by the Company but that is uncashed or uncleared as of the Closing.

“Closing” means the closing of the transactions contemplated by Article III.

“Closing Date” means the date on which the Closing actually occurs.

“Closing Date Balance Sheet” has the meaning specified in Section 3.4(a).

“Closing Date Calculation” has the meaning specified in Section 3.4(a).

“Closing Date Working Capital” has the meaning specified in Section 3.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Common Stock” has the meaning specified in the Recitals to this Agreement.

“Company” has the meaning specified in the preamble to this Agreement.

“Confidential Information” has the meaning specified in Section 6.1.

“Consolidated Corporate Overhead” means the aggregate fixed costs incurred by the Purchaser on a consolidated basis with its subsidiaries to operate the businesses of the Purchaser and its subsidiaries.

“Contested Adjustments” has the meaning specified in Section 3.4(b).

“Contracts” means any contracts, agreements, subcontracts, leases, notes, indentures, commitments, memoranda of understanding and purchase orders, whether written or oral, whether implied or express, and each amendment, supplement, or modification (whether written or oral) in respect of any of the foregoing, in each case as currently in effect.

“Damages” has the meaning specified in Section 8.2(a).

“Disclosure Schedules” has the meaning specified in Article IV.

“Disputed Matters” has the meaning specified in Section 8.4(b).

“Earnings Multiplier” has the meaning specified in Section 3.1.

“Earn-Out Consideration” has the meaning specified in Section 3.2(a).

“Earn-Out Escrow Amount” has the meaning specified in Section 8.2(d).

“Earn-Out Payment(s)” means the additional consideration that may be earned out upon the Company attaining certain financial milestones as set forth in Section 3.2(a), which shall be calculated based on audited financial results of the Company as set forth in Section 3.2(a) and shall be paid to Seller within thirty (30) days of completion of each subject audit.

“Earn-Out Year” has the meaning specified in Section 3.2(a).

“EBITDA” earnings before interest, taxes, depreciation, and amortization, consistent with the accounting practices of the Company prior to Closing, a sample calculation of EBITDA is set forth on Schedule I.

“Effective Date” has the meaning specified in the preamble to this Agreement.

“Employee Benefit Plans” has the meaning specified in Section 4.7(a).

“Employees” has the meaning specified in Section 4.8.

“Employment Agreement” has the meaning specified in Section 3.6(c).

“Employment Laws” has the meaning specified in Section 4.8(e).

“Environmental Laws” means any law, common law, ordinance, regulation or binding policy of any Governmental Authority, as well as any order, decree, permit, judgment or injunction issued, promulgated, approved or entered thereunder, relating to the environment, health and safety, Hazardous Materials (including the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, the environmental conditions on, under or about any real property owned, leased or operated at any time by the Company, including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination. Environmental Laws include the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act, the Occupational Safety and Health Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, state and local counterparts, in each case as amended, and any other federal, state and local law whose purpose is to conserve or protect employee safety and health, human health in respect to exposure to Hazardous Materials, the environment, wildlife or natural resources.

“ERISA” has the meaning specified in Section 4.7(a).

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with the Company would be deemed a single employer within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“Escrow Agent” means the escrow agent under the Escrow Agreement.

“Escrow Agreement” means the escrow agreement to be executed by the Purchaser, Seller and Escrow Agent, in the form and substance as may be agreed between the Parties thereto.

“Financial Statements” has the meaning specified in Section 4.17(a).

“Fundamental Representations” has the meaning specified in Section 8.1(a).

“Governmental Authority” means any domestic or foreign national, state, multi state or municipal or other local government, any subdivision, agency, commission or authority thereof, exercising any executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any quasi-governmental or private body that is government owned or established to perform such functions. For clarity, Governmental Authority does not include any government owned oil companies or refineries unless specifically indicated.

“Governmental Order” means any order, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Gross Revenue” means the total amount of revenue earned, before expenses, Taxes or other deductions.

“Hazardous Materials” means and includes petroleum and refined petroleum products, asbestos, polychlorinated biphenyls, and any other substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under, or for which liability or standards of care are imposed by, any Environmental Law.

“High-Water Mark” has the meaning specified in Section 3.2.

“Indebtedness” means (without duplication and to the extent not included in Selling Expenses) the sum of the following items, as of immediately prior to the Closing: (a) the principal amount of any indebtedness of the Company for borrowed money outstanding, together with all prepayment premiums or penalties and other amounts with respect to such indebtedness becoming due as a result of the transactions contemplated by this Agreement (including, but not limited to, any outstanding principal amounts under Paycheck Protection Program (PPP) Loans), (b) any unpaid interest owing on the indebtedness described in clause (a) above, (c) obligations in respect of banker’s acceptances or letters of credit issued or created for the account or benefit of the Company (including any letters of credit supporting any bonds), (d) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (c) of any other Person secured by any Claim on any Assets of the Company, even though the Company has not assumed or otherwise become liable for the payment thereof, but excluding customer deposits and interest payable thereon in the Ordinary Course of Business, (e) guarantees of obligations of the type described in clauses (a) through (c) above of any other Person, (f) any payment obligation in respect of interest under any existing interest rate swap or hedge Contract entered into by the Company, and any costs associated with termination of any such arrangement, (g) any amounts payable to current or former owners of the Company, (h) unpaid management fees, if any, (i) any unfunded vested benefits under any Employee Benefit Plan, and (j) all interest, prepayment penalties, premiums, fees and expenses payable with respect to any of the foregoing.

“Indemnified Party” has the meaning specified in Section 8.4(a).

“Indemnifying Party” has the meaning specified in Section 8.4(a).

“Independent Accountant” an independent public accounting firm selected by Seller from a list of three firms to be proposed by the Purchaser in accordance with Section 3.2(b), each having an office located in Oregon and approved by Seller and which has no prior relationship with either of Seller or Purchaser or any subsidiary or affiliate of Seller or Purchaser.

“Initial Cash Payment” has the meaning specified in Section 3.1(a).

“Initial Purchase Price” has the meaning specified in Section 3.1.

“Initial Purchase Price Payment” has the meaning specified in Section 3.1(b).

“Initial Listing Price” means the price at which the Purchaser Common Stock begins trading on the NYSE American LLC.

“Initial Share Payment” has the meaning specified in Section 3.1(b).

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing, (b) email addresses, internet domain names, whether or not trademarked, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs, (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights, (d) inventions, discoveries, trade secrets, business and technical information and know how, databases, data collections and other confidential and proprietary information and all rights therein, (e) patents (including all reissues, divisionals, provisionals, continuations and continuations in part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models), (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation, (g) semiconductor chips and mask works, (h) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing, and (i) all rights to any Actions of any nature available to or being pursued by the Company to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Interim Payment” has the meaning specified in Section 3.4(b).

“IRS” has the meaning specified in Section 4.7(b).

“IPO” means the initial public offering of Purchaser’s securities.

“Knowledge of Seller” means the actual and constructive knowledge after reasonable inquiry of Bradley R. Bowder.

“Law” or “Laws” means any federal, state, local, municipal or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, judgment, decree, proclamation, treaty, rule, regulation, ruling or requirement issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” has the meaning specified in Section 4.18(a).

“Lien” means any claim, lien, pledge, option, right of first refusal, easement, security interest, deed of trust, mortgage, right of way, encroachment, restrictive covenant or other encumbrance, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent or conditional sale agreement or other title retention agreement or lease in the nature thereof.

“Material Adverse Effect” means any effect, change, event, occurrence, statement of facts or development that is, or is reasonably likely to be, individually or in the aggregate, materially adverse with respect to the Assets, the Business, financial condition, results of operations or prospects of the Company or the right or ability of Seller to consummate any of the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (a) general economic or political conditions; (b) conditions generally affecting the industries in which the Company operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any matter, events or circumstances of which Purchaser is aware on the date hereof; (f) any changes in applicable Laws or accounting rules (including U.S. GAAP); (g) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (h) any natural or man-made disaster or acts of God; or (i) any epidemics, pandemics, disease outbreaks, or other public health emergencies; and the foregoing (a)-(i) shall not be deemed to be a Material Adverse Effect unless such events, changes, developments or occurrences, taken as a whole, have a material disproportionate effect on the Company relative to other participants in the industries in which the Company operates.

“Material Contracts” means all Contracts to which the Company is a party (a) involving obligations (contingent or otherwise) of, or payments to, the Company in excess of $50,000, or (b) containing any covenant limiting the freedom of the Company to engage in any business activity or compete with any Person.

“Notice of Claim” has the meaning specified in Section 8.4(a).

“NYSE” means the NYSE American LLC.

“Objection Notice” has the meaning specified in Section 3.2(b).

“Officer’s Certificate” has the meaning specified in Section 3.6(g).

“Ordinary Course of Business” means the normal and routine day-to-day operations of the Company consistent with the past practices and customs of the Business.

“Organizational Documents” means with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments and other modifications thereto.

“Outside Date” has the meaning specified in Section 10.2.

“Party” and “Parties” have the meanings specified in the preamble to this Agreement.

“Payroll Closing Statement” means the calculation of Company payroll expenses to be accrued but unpaid as of the Closing delivered by Seller to Purchaser at least five (5) Business Days prior to the Closing Date and as reflected on Schedule II attached hereto.

“Permitted Liens” means (a) Liens for Taxes not yet due or, if due, being contested in good faith by appropriate proceedings and, in each case, for which specific and adequate accruals or reserves have been established on the Financial Statements in accordance with U.S. GAAP, or (b) mechanic’s, materialman’s, carrier’s, repairer’s and other similar statutory Liens arising or incurred in the Ordinary Course of Business for sums not yet due and payable or, if due and payable, are being contested in good faith by appropriate proceedings and, in either case, for which specific and adequate accruals or reserves have been established on the Financial Statements in accordance with U.S. GAAP, or (c) non-exclusive licenses of Intellectual Property rights granted to customers of the Company in the Ordinary Course of Business, or (d) statutory Liens of landlords and Liens of carriers imposed by applicable Law, in each case, in the Ordinary Course of Business (other than, for the avoidance of doubt, any breach or default), or (e) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other types of social security, or (f) defects or imperfections of title, easements, covenants, rights of way, restrictions and other similar charges, defects or encumbrances affecting title to real property which do not and would not reasonably be expected to materially interfere with the value or occupancy of such real property or the conduct of the business of the Company as currently conducted thereon, or (g) Liens arising pursuant to the express terms of this Agreement or the other Transaction Documents.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, or government or other entity.

“Personnel” has the meaning specified in Section 4.14(c).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning on the day immediately after the Closing Date.

“Powell Repurchase” has the meaning specified in Section 4.14(b).

“Pre-Closing Tax Period” means any and all taxable periods ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Property Taxes” means all real property, personal property, ad valorem and any other similar Taxes.

“Proposed Adjustments” has the meaning specified in Section 3.4(b).

“Prorated Items” has the meaning specified in Section 6.3.

“Public Announcement Restrictions” has the meaning specified in Section 11.6(a).

“Purchase Price” means the aggregate dollar amount of the sum of (i) the Initial Purchase Price Payment and (ii) the Earn-Out Consideration.

“Purchaser” has the meaning specified in the preamble to this Agreement.

“Purchaser Board” has the meaning specified in Section 6.8(a).

“Purchaser Claim” has the meaning specified in Section 8.2(a).

“Purchaser Common Stock” has the meaning set forth in Section 5.7(a).

“Purchaser Equity” has the meaning specified in Section 5.7(a).

“Purchaser Fundamental Representation” has the meaning specified in Section 8.1(b).

“Purchaser Indemnified Parties” has the meaning specified in Section 8.2(a).

“Purchaser Stock Consideration” means the sum of the aggregate number of shares of the Initial Share Payment, the Year 1 Share Earn-Out Payment, Year 2 Share Earn-Out Payment, Year 3 Share Earn- Out Payment and Year 4 Share Earn-Out Payment.

“Real Property Leases” has the meaning specified in Section 4.18(a).

“Release” means any active or passive releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the movement of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

“Reserve Escrow Account” has the meaning specified in Section 8.8(a).

“Reserve Escrow Amount” has the meaning specified in Section 8.8(a).

“Reserve Escrow Release Amount” has the meaning specified in Section 8.8(c).

“Responsible Party” means the Party responsible for filing Tax Returns, as specified in Article VII.

“Retained Cash” means all unrestricted Cash in the Company’s bank accounts as of the Closing.

“Review Period” has the meaning specified in Section 3.2(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning specified in the preamble to this Agreement.

“Seller Claim” has the meaning specified in Section 8.3(a).

“Seller Indemnified Parties” has the meaning specified in Section 8.3(a).

“Selling Expenses” means all (a) unpaid costs, fees and expenses of outside professionals incurred by Seller and/or the Company relating to the process of selling the Company Common Stock whether incurred in connection with this Agreement or otherwise, including all legal, accounting, consulting, tax and investment banking fees and expenses, and (b) severance obligations, monetary paid time off obligations, retention bonuses, “stay” bonuses, change in control bonuses, sale bonuses and similar payments and bonuses owed by the Company, in whole or in part, prior to or as a result of the transactions contemplated by this Agreement (including the employer portion of any payroll, employment, unemployment and similar Taxes relating thereto), in each case, whether accrued or unaccrued as of the Closing Date.

“Series A” has the meaning specified in Section 5.7(a).

“Series B” has the meaning specified in Section 5.7(a).

“Settlement Certificate” has the meaning specified in Section 3.4(b).

“Settlement Date” has the meaning specified in Section 3.4(e).

“Statement” has the meaning specified in Section 3.2(b).

“Straddle Period” means a Tax period that begins on or before and ends after the Closing Date.

“Tax” or “Taxes” means (a) any and all federal, state, local, and foreign taxes, charges, fees, levies, assessments, duties or other amounts payable to any Governmental Authority, including: income, franchise, profits, margin, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer, environmental, escheat or unclaimed property, occupation, premium, registration, and gains taxes, customs, duties, imposts, charges, levies, or other similar assessments of any kind whatsoever, whether disputed or not, together with any interest, penalties, and additions imposed with respect thereto and any interest in respect of such penalties or additions; (b) any liability for the payment of any item described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary, or aggregate group for any period, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign Law; (c) any liability for the payment of any item described in clause (a) or (b) as a result of any express or implied obligation to indemnify any Person or as a result of any obligations under any agreements or arrangements with any Person with respect to such item; or (iv) any successor or transferee liability for the payment of any item described in clause (a), (b) or (c) of any Person, including by reason of being a party to any merger, consolidation, conversion, or otherwise.

“Tax Return” means any return, document, declaration, report, claim for refund, information return or statement required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning specified in Section 10.2.

“Third Party Claim” has the meaning specified in Section 8.4(c).

“Third Party Notice” has the meaning specified in Section 8.4(c).

“Top Customer” has the meaning specified in Section 4.12(a).

“Top Supplier” has the meaning specified in Section 4.12(b).

“Transaction Documents” means this Agreement and the agreements, instruments, notices or other documents set forth in Section 3.6 and Section 3.7 of this Agreement.

“Transfer Taxes” means any sales, use, excise, transfer, recordation, stamp, conveyance, value added, or similar Taxes arising out of, in connection with, or attributable to the transactions contemplated by this Agreement.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Working Capital Target” has the meaning specified in Section 3.4(c).

“Year 1 Earn-Out Period” has the meaning specified in Section 3.2(a)(i).

“Year 1 EBITDA” means the Company’s Adjusted EBITDA determined as of December 31, 2024.

“Year 2 Earn-Out Period” has the meaning specified in Section 3.2(a)(ii).

“Year 2 EBITDA” means the Company’s Adjusted EBITDA determined as of December 31, 2025.

“Year 3 Earn-Out Period” has the meaning specified in Section 3.2(a)(iii).

“Year 3 EBITDA” means the Company’s Adjusted EBITDA determined as of December 31, 2026.

“Year 4 Earn-Out Period” has the meaning specified in Section 3.2(a)(iv).

“Year 4 EBITDA” means the Company’s Adjusted EBITDA determined as of December 31, 2027.

Section 1.2. Other Definitional and Interpretative Provisions

The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement (including any Exhibits and Schedules annexed hereto) as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein, including the Disclosure Schedules, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” when used in this Agreement is not exclusive. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to any statute, rule, regulation, law or applicable Law shall be deemed to refer to such statute, rule, regulation, law or applicable Law as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder (except to the extent otherwise expressly provided herein). References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Except as otherwise expressly provided herein, any reference in this Agreement to a date or time shall be deemed to be such date or time in Salem, Oregon. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to one gender include all genders. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder shall be paid in U.S. dollars currency in the manner and at the times set forth herein and all monetary references used herein, including references to “$,” shall be to United States dollars unless otherwise specified. The Parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II. PURCHASE AND SALE OF COMPANY COMMON STOCK

Section 2.1. Purchase and Sale of Company Common Stock

(a) Sale. At the Closing, and upon the terms set forth in this Agreement, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of the Company Common Stock, free and clear from all Liens (other than Permitted Liens).

ARTICLE III. PURCHASE PRICE; CLOSING

Section 3.1. Initial Purchase Price

At Closing, Purchaser shall pay or issue to Seller an amount equal to the Adjusted EBITDA for the year ended December 31, 2023, multiplied by 5.0 (the “Earnings Multiplier”) as follows (collectively, the sum of Section 3.1(a) and Section 3.1(b), the “Initial Purchase Price”):

(a) a cash payment in an amount equal to: (i) fifty-percent (50%) of the Initial Purchase Price less the aggregate amount of the Company’s accrued and unpaid payroll expense as of immediately prior to the Closing as reflected on the Payroll Closing Statement plus (ii) $1,030,000 (the “Initial Cash Payment”), payable by wire transfer of immediately available funds to a bank account designated by Seller prior to the Closing Date; and

(b) the number of shares of Purchaser Common Stock equal to 50% of the Initial Purchase Price at a price per share equal to $5.00 per share; provided, however, that if the Initial Listing Price does not equal $5.00 per share, the number of shares of Purchaser Common Stock issuable to Seller hereunder shall be adjusted accordingly (such shares of Purchaser Common Stock to be increased or decreased when issued based on the actual price per share of Purchaser Common Stock at the time of the IPO) (the “Initial Share Payment” and, together with the Initial Cash Payment, the “Initial Purchase Price Payment”).

Section 3.2. Earn-Out Consideration

(a) Earn-Out Consideration Payments. Subject to the terms and provisions set forth in this Section 3.2, Purchaser shall pay or issue to Seller, subject to any set-off pursuant to Section 3.3 or Section 8.2(d), in each of the following years (each, an “Earn-Out Year”), one or more of the following Earn-Out Payments (the sum of Section 3.2(a)(i) through Section 3.2(a)(iv), the “Earn-Out Consideration”):

(i) Year 1 Earn-Out. For the Company’s 2024 calendar year (the “Year 1 Earn-Out Period”):

(A) a cash payment in an amount equal to fifty-percent (50%) of Year 1 EBITDA minus Adjusted EBITDA for the year ended December 31, 2023, plus the amount of any increase multiplied by the Earnings Multiplier, payable by wire transfer of immediately available funds to a bank account designated by Seller prior to the Closing Date; and

(B) the number of shares of Purchaser Common Stock equal to fifty- percent (50%) of Year 1 EBITDA minus Adjusted EBITDA for the year ended December 31, 2023, plus the amount of any increase multiplied by the Earnings Multiplier, at a price per share equal to the closing price of Purchaser Common Stock as of the last trading day of the 2024 calendar year (the “Year 1 Share Earn-Out Payment”).

(ii) Year 2 Earn-Out. For the Company’s 2025 calendar year (the “Year 2 Earn-Out Period”):

(A) a cash payment in an amount equal to fifty-percent (50%) of Year 2 EBITDA minus Year 1 EBITDA plus the amount of any increase multiplied by the Earnings Multiplier, payable by wire transfer of immediately available funds to a bank account designated by Seller prior to the Closing Date; and

(B) the number of shares of Purchaser Common Stock equal to fifty- percent (50%) of Year 2 EBITDA minus Year 1 EBITDA plus the amount of any increase multiplied by the Earnings Multiplier, at a price per share equal to the closing price of Purchaser Common Stock as of the last trading day of the 2025 calendar year (the “Year 2 Share Earn-Out Payment”).

(iii) Year 3 Earn-Out. For the Company’s 2026 calendar year (the “Year 3 Earn-Out Period”):

(A) a cash payment in an amount equal to fifty-percent (50%) of Year 3 EBITDA minus Year 2 EBITDA plus the amount of any increase multiplied by the Earnings Multiplier, payable by wire transfer of immediately available funds to a bank account designated by Seller prior to the Closing Date; and

(B) the number of shares of Purchaser Common Stock equal to fifty- percent (50%) of Year 3 EBITDA minus Year 2 EBITDA plus the amount of any increase multiplied by the Earnings Multiplier, at a price per share equal to the closing price of Purchaser Common Stock as of the last trading day of the 2026 calendar year (the “Year 3 Share Earn-Out Payment”).

(iv) Year 4 Earn-Out. For the Company’s 2027 calendar year (the “Year 4 Earn-Out Period”):

(A) a cash payment in an amount equal to fifty-percent (50%) of Year 4 EBITDA minus Year 3 EBITDA plus the amount of any increase multiplied by the Earnings Multiplier, payable by wire transfer of immediately available funds to a bank account designated by Seller prior to the Closing Date; and

(B) the number of shares of Purchaser Common Stock equal to fifty- percent (50%) of Year 4 EBITDA minus Year 3 EBITDA plus the amount of any increase multiplied by the Earnings Multiplier, at a price per share equal to the closing price of Purchaser Common Stock as of the last trading day of the 2027 calendar year (the “Year 4 Share Earn-Out Payment”).

Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that Seller’s receipt of any of the foregoing Earn-Out Payments shall be, in all instances, subject to and conditioned upon the Adjusted EBITDA for the subject Earn-Out Year being greater than the highest Adjusted EBITDA for any preceding Earn-Out Year (the “High-Water Mark”). For the avoidance of doubt, Seller is not entitled to an Earn-Out Payment for a subject Earn-Out Year if the Adjusted EBITDA for such Earn-Out Year is less than or equal to the High-Water Mark.

(b) Procedures Applicable to Determination of the Earn-Out Payments. During the Earn-Out Period, on or before the date which is sixty (60) days after the last day of each annual Earn- Out Year, Purchaser shall prepare and deliver to Seller a written statement setting forth in reasonable detail its determination of the EBITDA and Gross Revenue of the Company for the applicable annual Earn-Out Year and its calculation of the applicable annual Earn-Out Payment, if any (collectively, the “Statement”). Seller shall have thirty (30) days after receipt of such Statement to review the calculation of the applicable annual Earn-Out Payment (the “Review Period”), during which period Purchaser agrees to promptly deliver to Seller and its accountants and representatives Purchaser’s books and records and work papers relating solely to the determination of EBITDA and Gross Revenue of the Company as reasonably requested by Seller or Seller’s representatives. Prior to the expiration of the Review Period, Seller may object to the calculation set forth in the Statement by delivering a written notice of objection to Purchaser (“Objection Notice”). Any such Objection Notice shall specify in detail the items in the applicable calculation disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller fails to timely deliver an Objection Notice to Purchaser prior to the expiration of the Review Period, then the calculation of the applicable Earn-Out Payment set forth in the Statement shall be final and binding on the Parties. If Seller timely delivers an Objection Notice, Purchaser and Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of EBITDA and the applicable annual Earn-Out Payment and Gross Revenue for the applicable Earn-Out Year. If Purchaser and Seller are unable to reach an agreement on any unresolved disputed items within thirty (30) days after Purchaser’s receipt of such Objection Notice, all unresolved disputed items shall be promptly referred to an Independent Accountant. The Independent Accountant shall be directed to render a written report on the unresolved disputed items only, with respect to the applicable calculation as promptly as practicable. If any unresolved disputed items are submitted to the Independent Accountant, Purchaser and Seller shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall within forty-five (45) days of its engagement resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the documents presented by Purchaser and Seller and other supporting materials reasonably requested by the Independent Accountant and not by independent review. The resolution of the disputed item in the Objection Notice by the Independent Accountant shall be final and binding on the Parties hereto. The fees and expenses of the Independent Accountant shall be borne equally between Purchaser and Seller.

(c) Post-Closing Operation of the Business. Subject to the terms of this Agreement, subsequent to the Closing, Purchaser shall have ultimate discretion with regard to all matters relating to the operation of the Company; provided, that during any Earn-Out Year: (i) Purchaser shall operate the Company in good faith and will not act or refrain from acting in a way primarily intended to result in a reduction of EBITDA or Gross Revenue of the Company; (ii) Purchaser shall not directly or indirectly sell or otherwise transfer all or substantially all of the equity or assets of the Company unless, as a prerequisite to such sale, the acquirer agrees in writing to assume (and to cause any subsequent acquirer to assume) the obligations of Purchaser with respect to the applicable annual Earn-Out Payment that may become payable or otherwise accrue with respect to the remainder of any Earn-Out Years pursuant to Section 3.2; (iii) Purchaser shall not divert, transfer or otherwise allocate earnings, income, revenue or sales or business opportunities from the Company that are originated or received by the Company or its representatives to any other business unit of Purchaser or any Affiliate of Purchaser, including any such business units or Affiliates that are engaged in the same business as is the Business; and (iv) in the event that Purchaser or its Affiliates provides corporate, technology, marketing, accounting, legal or other professional services or administrative or back-office services to the Company, Purchaser may allocate those expenses related to the services to the Company provided that such allocations are reasonable and appropriate in relation to the level of service provided. Notwithstanding the foregoing, Purchaser has no obligation to operate the Company in a manner calculated to achieve or maximize any annual Earn-Out Payment.

(d) Directions for Payment of Earn-Out Payments. Following the final determination of any annual Earn-Out Payment owed by Purchaser to Seller, if any, pursuant to the provisions of Section 3.2(b), Seller shall provide Purchaser with a letter containing instructions as to how to pay such annual Earn-Out Payment to Seller and such annual Earn-Out Payment shall be made within five (5) Business Days following the receipt of the letter from Seller containing instructions as to how to pay such annual Earn-Out Payment.

(e) Termination of Employment. Notwithstanding the foregoing, in the event that Seller’s employment with the Company is terminated by the Company for “Cause” (as defined under his Employment Agreement), then Seller shall not be permitted to participate in or receive payment of the annual Earn-Out Payments for any period following such termination date.

(f) Treatment of Earn-Out Payments. All amounts paid to Seller under this Section 3.2 shall be treated by the Parties hereto for all Tax purposes as adjustments to the Purchase Price, unless otherwise required by Law.

Section 3.3. Right of Set Off

Purchaser shall have the right to withhold and set off against any amount owed to any other Party pursuant to this Agreement, including but not limited to any Damages which such Purchaser is entitled to set-off under Section 8.2(d).

Section 3.4. Working Capital; Purchase Price Adjustment

(a) Not later than the ninetieth (90th) day after the Closing Date, Purchaser shall prepare and deliver to Seller a combined and consolidated balance sheet for the Company (such balance sheet together with any adjustments properly made pursuant to Section 3.4(b) below, the “Closing Date Balance Sheet”), a calculation of the Closing Date Working Capital as of the Closing (such calculation together with any adjustments properly made pursuant to Section (b) below, the “Closing Date Working Capital”), and a calculation of the amount of any unpaid Selling Expenses and a reconciliation of the Cash on Hand in comparison to the Retained Cash (collectively, the “Closing Date Calculation”). As part of the Closing Date Calculation, the Parties agree that Seller (i) will receive credit for the amount of the Retained Cash minus the amount, if any, by which the outstanding checks on the Closing Date exceed the Cash left in the Company to cover such checks, which shall be treated as an additional current asset, and (ii) shall be responsible for any unpaid Selling Expenses which shall be treated as an additional current liability existing as of the Closing Date, in each case in determining the Closing Date Working Capital. Purchaser also shall provide Seller and Seller’s representatives with reasonable access to all work papers in connection with the Closing Date Calculation and with access to, and the cooperation of, all relevant personnel. Seller shall have the right to dispute the Closing Date Calculation (and any items therein) and make any proposed adjustments thereto as provided in Section 3.4(b) below.

(b) Seller shall have until the thirtieth (30th) day after Purchaser delivers to Seller the Closing Date Calculation to propose any adjustments thereto. All adjustments proposed by Seller shall be set out in reasonable detail in a written statement delivered to Purchaser (the “Adjustment Statement”, and the proposed adjustment or adjustments set forth therein, the “Proposed Adjustments”). Failure by Seller to deliver an Adjustment Statement within such 30-day period shall constitute acceptance by Seller of the Closing Date Calculation and such Closing Date Calculation shall be considered final. If at the time of the Adjustment Statement, Seller and Purchaser do not dispute that a sum, net of the effects of the Proposed Adjustments, is owed by one party to the other pursuant to Section 3.4(a) above (an “Interim Payment”), then the owing party shall pay such Interim Payment within five (5) Business Days thereafter and if such Interim Payment is due to Purchaser, Purchaser and Seller shall, within such five (5) Business Day period, execute and deliver to the Escrow Agent a joint written instruction in accordance with the Escrow Agreement instructing the Escrow Agent to release to Purchaser from the Reserve Escrow Amount an amount equal to such Interim Payment. If Seller timely delivers an Adjustment Statement to Purchaser, Purchaser and Seller shall attempt in good faith to resolve any dispute regarding the Proposed Adjustments (any such Proposed Adjustments so disputed, the “Contested Adjustments”), but if a final resolution thereof is not obtained within thirty (30) days after Seller delivers to Purchaser said timely Adjustment Statement, then Purchaser and Seller agree that the Independent Accountant shall resolve any remaining disputes concerning the Contested Adjustments. The Independent Accountant shall be the sole arbiter of all matters, procedural or substantive, as to the Contested Adjustments. Each of the Parties shall execute any retainer agreements and fund one-half of any retainer customarily requested by the Independent Accountant. If the Independent Accountant is retained, then Seller and Purchaser shall each submit to the Independent Accountant in writing not later than fifteen (15) days after the Independent Accountant is retained their respective positions with respect to the Contested Adjustments, together with such supporting documentation as they deem necessary or as the Independent Accountant requests. The Parties hereto agree that the Independent Accountant shall, and the Purchaser and the Seller shall request, the Independent Accountant to, not review or take into account any information that is not submitted in writing on a timely basis in accordance with the deadlines set forth herein and only make a determination as to the Contested Adjustments (and only within the ranges submitted by the parties) and not any other items on the Closing Date Calculation. The Parties hereto agree that the Independent Accountant shall, and the Purchaser and the Seller shall request, the Independent Accountant to, within thirty (30) days after receiving the positions of both Seller and Purchaser and all supplementary supporting documentation requested by the Independent Accountant, but in any event no later than forty-five (45) days after being retained, render its decision as to the Contested Adjustments, which decision shall be deemed an arbitral award that is final and binding on, and non-appealable by, Seller and Purchaser. The fees and expenses of the Independent Accountant shall be paid by the Party whose estimate of the Contested Adjustments in the aggregate is furthest from the Independent Accountant’s calculation of the Contested Adjustments in the aggregate based on the relative absolute values of such estimates and calculation. The Purchaser and the Seller shall request that the decision of the Independent Accountant include a certificate of the Independent Accountant setting forth the Closing Date Working Capital calculation (the “Settlement Certificate”). The “final” Closing Date Working Capital shall be deemed to include all applicable proposed adjustments not disputed by Purchaser and those adjustments accepted or made by the Independent Accountant in resolving the applicable Contested Adjustments.

(c) If the Closing Date Working Capital is greater than $1,239,478 (the “Working Capital Target”), on the Settlement Date (as defined below), Purchaser shall pay to Seller the amount of such excess, taking into account any applicable Interim Payment.

(d) If the Closing Date Working Capital is less than the Working Capital Target, on the Settlement Date, Purchaser and Seller shall execute and deliver to the Escrow Agent in accordance with the Escrow Agreement a joint written instruction instructing the Escrow Agent to release to Purchaser from the Reserve Escrow Amount the amount of such shortfall taking into account any applicable Interim Payment.

(e) There shall be a “Settlement Date” after the calculation of the Closing Date Working Capital, which shall mean the following, as applicable: (i) if Seller accepts the Closing Date Working Capital calculation, five (5) Business Days after Seller notifies Purchaser of such acceptance; (ii) if Seller has not timely delivered an Adjustment Statement to Purchaser, thirty-five (35) days after Purchaser delivered to Seller the Closing Date Balance Sheet, Closing Date Working Capital calculation and supporting documentation; (iii) if Seller and Purchaser have any disputes regarding Contested Adjustments and they resolve all of those disputes in writing, five (5) Business Days after such resolution; (iv) five (5) Business Days after the Independent Accountant delivers the Settlement Certificate, if applicable, or (v) such other date as may be agreed in writing between Seller and Purchaser.

Section 3.5. Closing

The Closing will take place within seven (7) days of consummation of Purchaser’s IPO and the Purchaser Common Stock being listed for trading on the NYSE, remotely by the exchange of counterpart signature pages via facsimile, electronic mail or portable document format, or at such other time, date and place as may be mutually agreed in writing by Seller and Purchaser. The Closing shall be effective as of 12:01 am (Central Time) on the Closing Date.

Section 3.6. Deliveries of Seller at Closing

At or prior to Closing (or, to the extent specifically set forth below, subsequent to Closing), Seller shall deliver or cause to be delivered or made available to Purchaser:

(a) counterparts to this Agreement duly executed by Seller and the Company;

(b) all of the books and records of the Company, including all Organizational Documents of the Company and such stock certificates and other documents necessary to reflect Purchaser as the then-sole owner of all of the issued and outstanding Company Common Stock;

(c) a counterpart to an employment agreement, dated as of the Closing Date, by and between the Company and Seller, in substantially the form attached as Exhibit A hereto, and duly executed by Seller (each an “Employment Agreement”);

(d) a counterpart to the Escrow Agreement, dated as of the Closing Date, by and among Seller, Purchaser and Escrow Agent, in substantially the form attached hereto as Exhibit B, duly executed by Seller;

(e) the Payroll Closing Statement;

(f) Intentionally Omitted;

(g) a certificate of an officer of the Company, in form and substance reasonably satisfactory to Purchaser, attaching copies of the (i) Articles of Incorporation of the Company certified by the Oregon Secretary of State, (ii) the bylaws of the Company, (iii) resolutions of the sole stockholder and the Board of Directors of the Company authorizing and approving the execution and delivery of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and certifying that each of the documents attached pursuant to clauses (i)-(iii) immediately above are true and complete (the “Officer’s Certificate”);

(h) a certificate of good standing and status as to the Company from the Oregon Secretary of State, dated within ten (10) days of the Closing Date, certifying that the Company is in good standing in the State of Oregon and by the secretary of state (or equivalent Governmental Authority) of each other jurisdiction where the Company is qualified to do business, if any;

(i) a general release of all claims in favor of the Company, duly executed by Seller, in substantially the form attached hereto as Exhibit C; and

(j) such other documents or instruments as Purchaser may reasonably request and are reasonable and necessary to consummate the transactions contemplated by this Agreement.

Section 3.7. Deliveries of Purchaser at Closing

At Closing, Purchaser shall deliver, or cause to be delivered, to Seller or the Persons or accounts, as applicable, designated by Seller at least five (5) Business Days prior to the Closing Date, as applicable:

(a) the Initial Cash Payment by wire transfer of immediately available funds to an account as designated by Seller prior to Closing;

(b) the Initial Share Payment with such restrictive legends thereon as Purchaser may reasonably require;

(c) a counterpart to this Agreement duly executed by an authorized officer of Purchaser;

(d) a counterpart the Employment Agreement, duly executed by an authorized officer Purchaser;

(e) a counterpart to the Escrow Agreement, dated as of the Closing Date, by and among Seller, Purchaser and Escrow Agent, duly executed by an authorized officer of Purchaser;

(f) a counterpart by Purchaser as lessee, to a new lease agreement for an initial term of not less than ten (10) years, with an option in favor of Purchaser to renew such lease for a subsequent ten (10) year term, with the landlord named under that certain Real Property Lease set forth on Schedule 4.18, in a form reasonably acceptable to Purchaser, and which shall be duly counter-executed by said landlord (the “Brady Court Lease Agreement”); and

(g) such other documents or instruments as Seller may reasonably require and are reasonable and necessary to consummate the transactions contemplated by this Agreement.

Section 3.8. Withholding

Notwithstanding any provision contained herein to the contrary, Purchaser and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Purchaser and the Company may be required to deduct and withhold under any applicable provision of Tax Law. All such deducted or withheld amounts shall be treated as delivered to Seller hereunder. If Purchaser determines that it is obligated to so deduct or withhold any amounts, Purchaser shall provide the applicable recipient with prior written notice of its intent to deduct and withhold and cooperate with the applicable recipient to eliminate or reduce such withholding.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER

All representations and warranties are made subject to the exceptions noted in the schedules delivered to Purchaser concurrently herewith and identified by the Parties as the “Disclosure Schedules.” No specific representation or warranty will limit the generality or applicability of a more general representation or warranty. Each Schedule of the Disclosure Schedules will be numbered to correspond to the paragraph of the section to which it relates. Seller hereby makes the following representations and warranties to Purchaser:

Section 4.1. Organization and Qualification of the Company

(a) The Company is a corporation duly formed and validly existing under the laws of the State of Oregon. The Company has the requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted by the Company. The Company is duly qualified to do business and is in good standing as a corporation in all jurisdictions where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified can be cured without material expense and would not have a Material Adverse Effect on the Company or the Business. Schedule 4.1(a) sets for a list of (i) all jurisdictions in which the Company is authorized to transact business (including its state of incorporation), and (ii) all directors and officers of the Company.

(b) True and complete copies of the Articles of Incorporation and bylaws of the Company, all equity records, and all other records of the Company have been delivered or otherwise made available to Purchaser. All of the books and records of the Company and Organizational Documents have been maintained in the Ordinary Course of Business and fairly reflect, in all material respects, all transactions of the Company. The Company is not in violation, in any material respect, of any of its Organizational Documents.

Section 4.2. Capitalization of the Company

(a) Seller is, as of the date hereof, the sole and exclusive owner of all of the issued and outstanding shares of Company Common Stock, and no other Person (i) except for Michael G. Powell, has had, or (ii) does have any right with respect to any of the capital interests of the Company. Since inception of the Company, only one Person other than Seller (Michael G. Powell) has owned or had any right in or to any of the capital interests of the Company. All of the issued and outstanding shares of Company Common Stock have been duly authorized, are validly issued and fully paid, and Seller is the record and beneficial owner of all of such issued and outstanding Company Common Stock, as set forth on Schedule 4.2(a), free and clear of all Liens (other than Permitted Liens). The shares of Company Common Stock owned by Seller constitute all of the issued and outstanding shares of capital stock of the Company. Upon consummation of the transactions contemplated herein, Purchaser will acquire good and valid legal and beneficial title to all of the issued and outstanding shares of Company Common Stock, free and clear of all Liens, other than restrictions on transfer imposed by federal and state securities laws.

(b) Except as set forth in the Organizational Documents of the Company, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital interests of the Company or obligating Seller to issue or sell any capital interest in, of, or to the Company. Except as set forth on Schedule 4.2(b), there are no outstanding (i) equity appreciation, phantom equity, profit participation or similar rights with respect to the Company, or (ii) voting trusts, proxies, member agreements or other agreements or understandings related to the voting or transfer of any outstanding voting interests of the Company.

Section 4.3. Capacity; Enforceability

Seller has all necessary power and authority, and legal capacity, to enter into and deliver this Agreement and the other Transaction Documents to which Seller is a party, to carry out Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each Transaction Document to which Seller is a party have been duly authorized, executed and delivered by Seller and constitute a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions, except as the enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally; or (ii) general principles of equity.

Section 4.4. No Conflict

The execution, delivery and performance by each Seller of this Agreement and each Transaction Document to which Seller is a party, and the consummation by Seller of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (a) violate any material provision of any Law or Governmental Order to which Seller or the Company is subject, (b) violate any material provision of the Organizational Documents of the Company, or (c) except as set forth on Schedule 4.4, violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default), or require the consent of any third party, under any Material Contract or Permit to which Seller or the Company is a party or by which Seller or the Company may be bound or affected, or result in or permit the termination or amendment of any provision of any such Material Contract or Permit, except where the violation, breach, default, conflict, termination, or amendment would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 4.4, no consent, approval, or authorization of, or exemption by, or filing with, any Governmental Authority or other Person is required to be obtained or made by Seller or the Company in connection with the execution, delivery, and performance by Seller of this Agreement or any Transaction Document to which Seller is a party, or the taking by Seller or the Company of any other action contemplated hereby or thereby, and such consents, approvals, authorizations, exemptions, or filings which, in the aggregate, would not have a Material Adverse Effect.

Section 4.5. Sufficiency and Condition of Assets; Possession

(a) The Company owns or has a good and valid title to, or leasehold interest in, or other right to use all of the Assets free and clear of all Liens (other than Permitted Liens). The Assets are in good working condition (normal wear and tear excepted), are suitable for the uses intended therefor, and, to the Knowledge of Seller, are free from any latent defects. The Assets include all of the Assets used by the Company in the operation of the Business as currently conducted and as currently contemplated to be conducted. The Assets are adequate to conduct the Business as it is presently being conducted and as it is currently contemplated to be conducted and will be adequate to enable Purchaser to continue to conduct the Business as it is presently being conducted and as it is currently contemplated to be conducted.

(b) The Company is in full possession of the Assets owned by it. Schedule 4.5(b) sets forth any items owned by Seller that are located at the Leased Real Property. The Company is the only Person through which the Business is conducted, and no similar business is conducted by any Affiliate of the Company, Seller or any other Party. The Company has possession of all books and records reasonably necessary for the conduct of the Business, and the Company is the owner of all such books and records.

Section 4.6. Litigation and Proceedings

Neither the Company nor Seller have received service of process, and to the Knowledge of Seller, there are no pending or threatened Actions before or by any Governmental Authority against the Company; there is no unsatisfied judgment, order or decree or any open injunction binding upon the Company; and except as set forth on Schedule 4.6, to the Knowledge of Seller, no event has occurred and no condition exists on the basis of which any litigation, proceeding or investigation would reasonably be expected to result.

Section 4.7. Employee Plans

(a) For purposes of this Section 4.7, “Employee Benefit Plan(s)” means each written employee benefit plan, scheme, program, policy, agreement, arrangement and contract (including, but not limited to, any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), whether or not subject to ERISA, and any bonus, incentive compensation, deferred compensation, profit sharing, or equity based arrangement, and any employment, termination, retention, bonus, change in control, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, program, policy, arrangement or contract and any trust, escrow or other funding arrangement related thereto which is maintained or contributed to by the Company or any ERISA Affiliate for the benefit of any current or former partner, officer, employee or director or the dependents thereof.

(b) All Employee Benefit Plans comply in all material respects with and are and have been operated in material accordance with their respective terms and with each applicable provision of ERISA, the Code, and all other applicable Laws. Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from, or may rely on a favorable opinion or advisory letter issued by, the Internal Revenue Service (“IRS”) and, to the Knowledge of Seller, there are no facts or circumstances that are reasonably likely to cause the revocation or such determination letter, or the unavailability of reliance on such opinion or advisory letter, from the IRS. Full payment has been made of all material contributions, premiums, benefits, distributions, and other amounts which the Company is obligated to pay under and to all Employee Benefit Plans attributable to any period prior to the Closing. There are no pending or, to the Knowledge of Seller, threatened claims against or otherwise involving any Employee Benefit Plan (other than routine claims for benefits), and there are no pending or, to the Knowledge of Seller, threatened audits, investigations or other proceedings by any Governmental Authority with respect to any Employee Benefit Plan.

(c) Neither the Company nor any ERISA Affiliate has at any time maintained, administered, contributed to, or had any obligation or liability (contingent or otherwise) under (i) any plan which is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or (ii) a multiemployer plan (as defined in Section 3(37) of ERISA). No Employee Benefit Plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40)(A) of ERISA.

(d) Schedule 4.7(d) is a true, complete, and correct list of all Employee Benefit Plans of the Company. No Employee Benefit Plan (i) requires the consent of any Third Party to the transactions contemplated by this Agreement, (ii) will be in default or result in default thereunder as a result of consummation of the transactions contemplated by this Agreement, or (iii) will be subject to termination as a result of contemplation of the transactions contemplated by this Agreement.

(e) To the Knowledge of Seller no event has occurred in connection with the transactions set forth herein or specifically related to the Employees which could cause the Company or any ERISA Affiliate of the Company, or any Employee Benefit Plan, directly or indirectly, to be subject to any material liability (i) under any Law relating to any Employee Benefit Plan or (ii) pursuant to any obligation of the Company to indemnify any Person against liability incurred under any such Law as it relates to Employee Benefit Plans.

(f) Each Employee Benefit Plan subject to Code Section 409A has been operated in material compliance with Code Section 409A and applicable guidance thereunder, and no Employee is entitled to any gross-up or otherwise entitled to indemnification by the Company for the interest or additional Tax set forth under Code Section 409A.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the funding, acceleration, vesting or creation of, or increase in, any rights of any Person to any payments or other benefits, including any rights under any severance, parachute or change of control agreement. No amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

Section 4.8. Labor Relations

Schedule 4.8 contains a complete and accurate list of the following information for each of the employees (each, an “Employee” and collectively, the “Employees”) and independent contractors (as applicable) of the Company engaged by the Company as of the Effective Date: (i) name, (ii) job title, (iii) date of hire, and (iv) non-exempt status. Schedule 4.8 also sets forth a true and correct list of (x) all collective bargaining agreements to which the Company is a party with respect to the Employees, and (y) all written agreements to which the Company is a party with respect to any Employee and which may not be terminated at will, or by giving notice of thirty (30) calendar days or less, without cost or penalty. Except as set forth on Schedule 4.8, and with respect to the Employees only (other than with respect to paragraph (d) below which relates to the Company’s employees generally):

(a) the employment of all Employees is terminable at will with no cost to the Company, except for payment of accrued salaries or wages and vacation pay or any benefits under any other Employee Benefit Plan as required by Law;

(b) the Company has not entered into any severance or similar arrangement in respect of any Employees that will result in any obligation (absolute or contingent) of Purchaser or the Company to make any payment to any Employee following termination of employment or upon a change of control;

(c) the Company has not engaged in any unfair labor practice and there are no complaints against the Company pending or threatened before any Governmental Authority including the National Labor Relations Board by or on behalf of any employee thereof;

(d) there are no, and for the past five (5) years have been no, labor strikes, slowdowns or stoppages, unionization or collective bargaining efforts pending or threatened with respect to the employees of the Company, and the Company has not experienced any attempt by organized labor to cause the Company to comply with or conform to demands of organized labor relating to its employees;

(e) the Company has complied in all material respects with all Laws, rules and regulations relating to employment, equal employment opportunity, nondiscrimination, immigration and the right to work as currently employed by the Company, wages, including, but not limited to, the payment of overtime wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closings, and the classification of workers as employees or independent contractors (hereinafter collectively referred to as the “Employment Laws”);

(f) all necessary visa or work authorization petitions have been timely and properly filed on behalf of any employees of the Company requiring a visa stamp, I-94 status document, employment authorization document or other immigration document to legally work in the United States, and all paperwork retention requirements with respect to such applications and petitions have been met;

(g) the Company has complied with applicable immigration laws with respect to the employment of foreign nationals;

(h) the Company has timely and properly completed I-9 forms for all existing Employees hired since the effective date of the Immigration Reform and Control Act of 1986 and has lawfully retained and verified all such I-9 forms;

(i) there are no, and for the past three (3) years, have been no, proceedings pending or, to the Knowledge of Seller, threatened against the Company relating to the Company’s compliance with federal immigration regulations, including compliance with federal immigration laws; and

(j) the Company has not received any letters from the Social Security Administration regarding the failure of an employee’s social security number to match his or her name in the Social Security Administration database, and Seller has not received any letters or other correspondence from the Department of Homeland Security or other Governmental Authorities regarding the employment authorization of any employees of the Company.

Section 4.9. Taxes

With respect to the Company:

(a) Except as set forth on Schedule 4.9(a), the Company has filed (taking into account any valid extensions) all Tax Returns required to be filed by the Company. Such Tax Returns are true, correct and complete in all material respects. All Taxes due and owing by the Company have been paid or accrued.

(b) No Tax deficiency has been proposed or assessed against the Company, and the Company has not executed any waiver of any statute of limitations on the assessment or collection of any Tax nor agreed to any extension of time with respect to a Tax assessment or deficiency. Except for Taxes not yet due and payable, (i) there are no Liens for unpaid Taxes on the Assets and (ii) no claim for unpaid Taxes has been made by any Governmental Authority that could give rise to any such Lien.

(c) All Taxes that the Company is or was required to withhold or collect (for employees, independent contributors, consultants, note holders, members and other Persons) have been duly withheld or collected and, to the extent required, have been timely paid to the appropriate Governmental Authority.

(d) The Company has not been, and the Company is not currently the subject of, and there are no pending or to the Knowledge of Seller threatened, disputes, claims, actions, examinations, audits, investigations, litigations, or other proceedings against the Company with respect to Taxes. Except as set forth on Schedule 4.9(d), the Company has not received notice of any issue or question currently pending by any Governmental Authority in connection with the Company’s Tax Returns. No claim has ever been made by a Governmental Authority in a jurisdiction in which the Company does not currently file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(e) None of the Assets consist of any stock, partnership interest, limited liability company interest, legal or beneficial interest, or any other equity interest in or of any Person, and none of the Assets are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(f) The Company does not have: (i) an obligation to make a payment that is not deductible under Section 280G of the Code, (ii) an obligation to make a payment to any Person under any Tax allocation agreement, Tax sharing agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding, or practice with respect to Taxes, (iii) an obligation under any record retention, transfer pricing, closing, or other agreement or arrangement with any Governmental Authority that will survive the Closing or impose any liability on Purchaser after the Closing, (iv) an obligation under any agreement, contract, arrangement, or plan to indemnify, gross up, or otherwise compensate any Person, in whole or in part, for any excise Tax under Section 4999 of the Code that is imposed on such Person or any other Person, or (v) an obligation to pay the Taxes of any Person as a transferee or successor, by contract or otherwise, including an obligation under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law).

(g) Seller understands that Seller (and not Purchaser) shall be responsible for Seller’s own Tax liability that may arise as a result of Seller’s receipt of the Purchase Price, including the acquisition of the Company Stock Consideration, or the transactions contemplated by this Agreement.

(h) Except for certain representations related to Taxes in Section 4.7 (Employee Plans), the representations and warranties set forth in this Section are Seller’s sole and exclusive representations and warranties regarding Tax matters.

Section 4.10. Governmental Authorities; Consents

Except as set forth on Schedule 4.10, no consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority, or any other Person, is required to be made or obtained by the Company or any of its Affiliates in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.11. Insurance

(a) The Company maintains insurance with respect to its properties and the Business against loss or damages of the kinds customarily insured against by companies engaged in the same or similar businesses as the Company, in such amounts that are commercially reasonable and customarily carried under similar circumstances by such other companies.

(b) Schedule 4.11(b) contains a list and a description of all policies of property, fire and casualty, product liability, professional liability, general liability, workers’ compensation, bonding arrangements and other forms of insurance held or implemented by the Company. Except as set forth on Schedule 4.11(b), all consents required to be provided under the Company’s insurance policies in respect of the transactions contemplated hereby have been obtained.

(c) All such policies listed on Schedule 4.11(b) are in full force and effect. The Company is not in default of, has paid all premiums due, and has otherwise performed all obligations, under each policy listed on Schedule 4.11(b). The Company has not received (i) any written notice of cancellation or modification of any policy listed on Schedule 4.11(b) or written refusal of coverage thereunder, (ii) any written notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, (iii) any other written notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder or has made any reservation of right or similar exception in respect of any claim thereunder, and (iv) the Company has not been refused any insurance, nor have any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance.

(d) Except as described on Schedule 4.11(b): within the past three (3) years (i) the Company has not made any material claims against any of the insurance policies and arrangements of the Company, and (ii) to the Knowledge of Seller, no other party has made or threatened to make a material claim against any of the insurance policies and/or arrangements of the Company.

Section 4.12. Customers and Suppliers

(a) Schedule 4.12(a) sets forth a list of the customers of the Company (measured by dollar amount of revenue, and for customers having multiple locations or Affiliates being served under a single contract or a series of related contracts with the Company, measured on a consolidated basis including all such locations and/or Affiliates) that represent at least 80% of the revenue of the Business (each, a “Top Customer” and, collectively, the “Top Customers”) and the dollar amount of the Company’s revenue generated from each Top Customer for each of the years ended December 31, 2022 and December 31, 2023, and for the six-month period ended June 30, 2024.

(b) Schedule 4.12(b) sets forth the top suppliers of the Company (measured by dollar amount of purchases) (each, a “Top Supplier” and, collectively, the “Top Suppliers”) and the dollar amount of the Company’s purchases from each such supplier for each of the years ended December 31, 2022, and December 31, 2023, and for the six-month period ended June 30, 2024.

(c) As of the date hereof, neither the Company nor has Seller received any written communication (including e-mails) from any Top Customer or Top Supplier indicating any intention or threat to (i) terminate or materially reduce purchases from or supplies to the Company, (ii) fail to renew any Contract with the Company, (iii) materially reduce sales or services to the Company, (iv) materially increase prices charged to the Company other than price changes that may generally be imposed to all similar customers or otherwise reflective of the industry, or (v) materially reduce incentives or discounts provided to the Company, and to the Knowledge of Seller, no such action is being considered by any of the Top Customers or Top Suppliers other than as related to the industry generally, or that any facts or circumstances exist that might reasonably cause such action to be considered by any of the Top Customers or Top Suppliers other than as related to the industry generally.

Section 4.13. Product or Service Liability

No claim or allegation of personal injury, death, or property or economic damages, claim for punitive or exemplary damages, claim for contribution or indemnification, or claim for injunctive relief in connection with any service performed by the Company, individually and in the aggregate, in an amount in excess of $25,000, is pending or, to the Knowledge of Seller, threatened against the Company. Except as described on Schedule 4.13, there are no warranty claims or other claims relating to any service performed by the Company, or any similar claims pending or, to the Knowledge of Seller, threatened against the Company, individually and in the aggregate, in an amount in excess of $25,000. The Company has not and does not manufacture, sell, repair or distribute any products.

Section 4.14. Absence of Certain Changes or Events

Since December 31, 2021, except as disclosed on Schedule 4.14, the Business has been carried on by the Company in the Ordinary Course of Business, and there has not been any:

(a) Material Adverse Effect;

(b) issuance, purchase, redemption of any of its capital interests, or grant or issuance of any option, warrant or other right to purchase or acquire any such equity securities, other than the repurchase by the Company of the shares of Company Common Stock owned by Michael G. Powell with an effective date of May 19, 2024 (the “Powell Repurchase”);

(c) increase in the compensation payable or to become payable by the Company to any of its officers, employees, directors, consultants or agents (collectively, “Personnel”) other than in the Ordinary Course of Business consistent with past practices;

(d) bonus, incentive compensation, service award or other like benefit granted, made or accrued or agreed to be granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel other than in the Ordinary Course of Business consistent with past practices;

(e) payments to any pension, retirement, profit-sharing, bonus or similar plan, except in the Ordinary Course of Business;

(f) payment or other distribution to any Employee, except compensation paid in the Ordinary Course of Business;

(g) change in relations between the Company, and any unions or workers councils of the employees of the Company that adversely affects the Company;

(h) sale, assignment or transfer of any Assets of the Company other than in the Ordinary Course of Business;

(i) amendment, cancellation or termination of any Contract other than in the Ordinary Course of Business or Contracts where the aggregate payments in one (1) year do not exceed $150,000;

(j) failure to operate the Company in the Ordinary Course of Business, to use reasonable efforts to preserve the Company intact, to keep available the services of the necessary Personnel consistent with past practices, and to preserve the goodwill of its suppliers, customers and others having business relations the Company;

(k) material change in collection policies or payment terms applicable to any of the Top Suppliers or Top Customers of the Company, including without limitation granting any credits against any outstanding Accounts Receivable other than in the Ordinary Course of Business consistent with past practice;

(l) change in accounting methods or practices by the Company;

(m) revaluation by the Company of its Assets, including without limitation, writing off notes or Accounts Receivable other than in the Ordinary Course of Business consistent with past practice;

(n) damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or any business of the Company in any material respect;

(o) transaction or Contract entered into outside the Ordinary Course of Business or with any partner, interest holder, member, officer, director or other Affiliate of the Company or Seller, other than the Powell Repurchase;

(p) single capital expenditure in excess of $200,000, or capital expenditures in the aggregate in excess of $500,000, other than the Powell Repurchase;

(q) declaration, payment, setting aside for payment of any distribution (whether in equity or property) with respect to any capital interests of the Company, other than the Powell Repurchase;

(r) waiver or release of any material right or claim of the Company or incurred any modification, amendments or terminations of any Contract, which are in the aggregate materially adverse to the Company or the Business; or

(s) contracts to do any of the foregoing.

Section 4.15. Affiliate Transactions

Except as set forth on Schedule 4.15, since December 31, 2021, no member, officer, manager or director of the Company, nor any Affiliate of the Company or of any such Person, has or had: (a) any contractual or other claim, express or implied, of any kind whatsoever against the Company, (b) any interest in any property or Assets used by the Company, or (c) engaged in any other material transaction with the Company, other than employment relationships and the Powell Repurchase.

Section 4.16. Accounts Receivable

The Accounts Receivable reflected on the Financial Statements and the Accounts Receivable arising after the date thereof have arisen from bona fide transactions entered into by the Company involving the sale of goods actually delivered or services actually rendered in the Ordinary Course of Business and have been billed or will be billed. Schedule 4.16 contains and true, complete and accurate statement of the Accounts Receivable as of the close of business on June 30, 2024.

Section 4.17. Financial Statements

(a) Schedule 4.17(a) sets forth true and complete copies of the (i) balance sheets of the Company as of December 31, 2022 and December 31, 2023, the related statements of income and cash flows for the calendar years ended December 31, 2022 and 2023, and the related unaudited statements of income and cash flows for each of the twelve (12) months from January through December 2023; and (ii) unaudited balance sheet of the Company as of June 30, 2024, the related unaudited statements of income for the six-month period then-ended and the related unaudited statements of cash flows for the six-month period from January 1, 2024 through June 30, 2024 (collectively, the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company as of the dates and for the time periods indicated and have been prepared in accordance with the Company accounting practices consistently applied throughout the periods indicated and reviewed by the management of the Company. The Financial Statements were derived from the books and records of the Company, which are accurate and complete and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(c) The Company does not have any obligation, liability or Indebtedness (whether known or unknown and whether absolute, contingent or otherwise) except those that: (i) are fully accrued or reserved against in the Financial Statements regardless of whether such obligation, liability or Indebtedness is required by the Company accounting practices to be included in the Financial Statements, (ii) were incurred since the most recent balance sheet included in the Financial Statements in the Ordinary Course of Business and consistent with past practices and are of the same type and category as shown in the Financial Statements, (iii) are obligations under Contracts, excluding liability for breaches thereof, or (iv) are expressly set forth in this Agreement or Schedule 4.17(c).

The Company has established and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance (i) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with the Company’s accounting practices, (ii) the receipts and expenditures of the Company are being made only in accordance with the authorization of the Company’s management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of assets of the Company that could have a material effect on financial statements of the Company.

Section 4.18. Leased Real Property

(a) The Company owns no real property. Schedule 4.18 sets forth a true and complete list and description of all real property leased, licensed to or otherwise used or occupied (but not owned) by the Company (collectively, the “Leased Real Property”), including the address thereof, the annual fixed rental, the expiration of the applicable lease term, any lease extension options and any security deposits. A true and correct copy of the lease, license or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property (collectively, the “Real Property Leases”) has been delivered to Purchaser, and no changes have been made to any Real Property Leases since the date of delivery. All of the Leased Real Property is used or occupied by the Company pursuant to a Real Property Lease. Each Real Property Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. There are no existing defaults by the Company or the lessor under any of the Real Property Leases, and to the Knowledge of Seller, no event has occurred which (with notice, lapse of time or both) could reasonably be expected to constitute a breach or default under any of the Real Property Leases by any Person or give any Person the right to terminate, accelerate or modify any Real Property Lease. Except as set forth on Schedule 4.18, no consent is required from the lessor under any of the Real Property Leases in connection with the transactions contemplated by this Agreement and the Transaction Documents, which has not been obtained and provided to Purchaser. The Company has not leased or sublet as lessor or sublessor, and no Person (other than the Company) is in possession of, any of the Leased Real Property.

(b) To the Knowledge of Seller, all improvements located on, and the use presently being made of, the Leased Real Property comply with all applicable zoning and building codes, ordinances and regulations and all applicable fire, environmental, occupational safety and health standards and similar standards established by applicable Law, and the same use thereof by Purchaser following Closing, in the same manner as conducted by the Company prior to Closing, will not result in any violation of any such code, ordinance, regulation or standard. The present use and operation of the Leased Real Property does not constitute a non-conforming use and is not subject to a variance. There is no proposed, pending or threatened change in any such code, ordinance, regulation or standard which would materially adversely affect the Company.

(c) To the Knowledge of Seller, there is no currently pending or contemplated reassessment of any parcel included in the Leased Real Property that could result in a change in the rent, additional rent or other sums and charges payable by the Company under any agreement relating to the Leased Real Property.

(d) To the Knowledge of Seller, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Leased Real Property. Neither the Company nor Seller has received any written notice or oral notice of any such proceeding and, to the Knowledge of Seller, no such proceeding is contemplated.

(e) To the Knowledge of Seller, there are no material defects in, mechanical failure of, or damage to, the Leased Real Property. To the Knowledge of Seller, the mechanical, electrical and HVAC systems serving the Leased Real Property are in good working condition.

(f) All utilities (including water, sewer or septic, gas, electricity, trash removal and telephone service) are available to the Leased Real Property in sufficient quantities and quality to adequately serve the Leased Real Property in connection with the operation of the Business conducted therefrom as such operations are currently conducted thereon.

Section 4.19. Environmental

(a) The Company is presently and has been for the past three (3) years prior to the Closing Date in material compliance with all Environmental Laws applicable to the Leased Real Property, formerly owned, leased or operated locations, or its Business. Neither the Company nor Seller has received any written notice, report, or other communication regarding any violation, alleged violation, or potential liability under any Environmental Laws, and, to the Knowledge of Seller, there are no facts or circumstances that could reasonably be expected to give rise to any such violation of or potential liability under any Environmental Laws.

(b) There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, claims, proceedings, demands, notices of violation, deficiency notices, investigations, or the like pending or, to the Knowledge of Seller, threatened, relating to compliance with or liability under any Environmental Law affecting the Company.

(c) With regard to the Leased Real Property, to the Knowledge of Seller there is no asbestos or any asbestos containing materials used in, applied to or in any way incorporated in any building, structure or other form of improvement on the Leased Real Property.

(d) To the Knowledge of Seller, there has been no Release or threatened Release of, or exposure of any Person to, Hazardous Materials by the Company or, to the Knowledge of Seller, by any other Person, at the Leased Real Property, any real property owned, leased or operated by the Company, or elsewhere that requires reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law or that could be the basis for any liability of any kind pursuant to any Environmental Law.

Section 4.20. Legal Compliance

Except with respect to (a) matters set forth on Schedule 4.20, (b) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.19), (c) compliance with Employment Laws (as to which certain representations and warranties are made pursuant to Section 4.8), and (d) compliance with Laws concerning Taxes (as to which certain representations and warranties are made pursuant to Section 4.9), Seller (with respect to the Business) and the Company are now, and at all times for the three (3) years prior to the Closing Date have been, in compliance with all material Laws or material Governmental Orders with respect to operation of the Company, the Business and the Assets. The Company is not, and no Affiliate of the Company has, for the three (3) years prior to the Closing Date, conducted or initiated any internal investigation with respect to any alleged breach, violation, irregularity, misstatement or omission arising under or relating to any material Law or material Governmental Order with respect to the operation of the Business, including specifically and without limitation all applicable sections of the DFARS.

Section 4.21. Indebtedness

Schedule 3.1(a) sets forth a true and complete list of the individual components (indicating the amount and the Person to whom such Indebtedness is owed) of all the Indebtedness of the Company, which list shall include, but is not limited to, the outstanding amount of any such Indebtedness as of the Effective Date (principal and interest), repayment terms, and amount the Company has repaid as of the Effective Date.

Section 4.22. Intellectual Property

(a) The Company owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in or has a valid and enforceable written license or rights to use, all Intellectual Property used by the Company in the operation of the Business as presently conducted. The Company owns and possesses all right, title and interest in and to all Intellectual Property created or developed by or on behalf of, or otherwise under the direction or supervision of, the Company’s employees or independent contractors, relating to the Business.

(b) Except as set forth on Schedule 4.22, there are no claims against the Company that were either made since January 1, 2019, or are presently pending contesting the validity, use, ownership or enforceability of any of Intellectual Property of the Company and, to the Knowledge of Seller, there is no reasonable basis for any such claim. The Company has not infringed or misappropriated, and the operation of the Business as currently conducted does not infringe or misappropriate, any registered Intellectual Property rights of other Persons. The Company has not received any written notice regarding any of the foregoing (including any demand or offer to license any Intellectual Property rights from any other Person). To the Knowledge of Seller, no third party has infringed or misappropriated any of the Intellectual Property of the Company. The transactions contemplated by this Agreement shall not impair the right, title or interest of the Company in and to the Intellectual Property of the Company and all of the Intellectual Property of the Company shall be owned or available for use by the Company immediately after the Closing on terms and conditions identical to those under which the Company owned or used the Intellectual Property of the Company immediately prior to the Closing. The Company has taken commercially reasonable efforts to protect the Intellectual Property of the Company from infringement, misappropriation, and unauthorized disclosure.

(c) For the three (3) years prior to the Closing Date, neither the Company nor Seller has received any written notice of any actual or alleged breaches of security (including theft and unauthorized use, access, collection, processing, storage, disposal, destruction, transfer, disclosure, interruption or modification by any Person) of (i) the systems, hardware, software, network, or equipment of the Company (or Seller to the extent used in the Business), including all information stored or contained therein or transmitted thereby, or (ii) any data in the possession or control of the Company or Seller about or from an individual that is protected by or subject to any data protection, privacy or security Laws, including protected health information.

(d) The Company has complied in all material respects at all times for the three (3) years prior to the Closing Date with all relevant requirements of any applicable data protection Law, the Company’s own data protection principles, requests from data subjects for access to data held by the Company and any Law relating to the registration of data users. The Company has not received any notification from a Governmental Authority regarding noncompliance or violation of any data protection principles or Law. No Person has claimed any compensation from the Company for the loss of or unauthorized disclosure or transfer of personal data and no facts or circumstances exist that might give rise to such a claim. The Company has not undergone any audit or regulatory inquiry from any Governmental Authority with respect to privacy and/or data security of personally identifiable information and, to the Knowledge of Seller, the Company is not subject to any current inquiry from any Governmental Authority (including complaints from any individuals provided to such Governmental Authority) regarding same. The Company has taken reasonable commercial steps to preserve the availability, security and integrity of the information systems and the data and information stored on the information systems owned or exclusively controlled by the Company. During the past three (3) years, the Company has maintained, and continue to maintain, safeguards, security measures and procedures to protect against the unauthorized access, destruction, loss, or alteration of customer data or information (including any personally identifiable information) in the Company’s possession or control.

Section 4.23. Brokers’ Fees

Except as set forth on Schedule 4.23, no Person has acted directly or indirectly as a broker, finder or financial advisor for Seller or the Company in connection with the negotiations relating to the transactions contemplated by this Agreement for which Purchaser will become obligated to pay a fee or commission.

Section 4.24. Representations of Seller

Seller makes the following representations and warranties to Purchaser, it being understood that no specific representation or warranty will limit the generality or applicability of a more general representation or warranty:

(a) Purchase Entirely for Own Account. Seller understands and acknowledges that this Agreement is made with Seller in reliance upon Seller’s representation to Purchaser, which by execution of this Agreement, Seller hereby confirms, that the Purchaser Stock Consideration to be issued to Seller pursuant to Section 3.1(b) will be acquired by Seller for investment purposes only for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Seller does not have a present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Seller represents that Seller does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Purchaser Stock Consideration.

(b) Reliance Upon Seller Representations. Seller understands that issuance of the Purchaser Stock Consideration has not been registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of the same hereunder is exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder or another exemption from registration under the Securities Act and applicable state securities laws.

(c) Receipt of Information. Seller believes that Seller has received all the information Seller considers necessary or appropriate for deciding whether to invest in the Purchaser Stock Consideration. Seller further represents that Seller has had an opportunity to ask questions and receive answers from Purchaser regarding the terms and conditions of the acquisition of the Purchaser Stock Consideration and the business, properties, prospects, and financial condition Purchaser, the Company and their Affiliates and to obtain additional information (to the extent Purchaser and its Affiliates possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Seller or to which Seller had access. The foregoing, however, does not limit or modify the representations and warranties of Purchaser in Article V or the rights of Seller to rely thereon.

(d) Investment Experience. Seller confirms that Seller has the knowledge and experience in financial and business matters such that Seller is capable of evaluating the merits and risks of acquisition of the Purchaser Stock Consideration and of making an informed investment decision and understands that (i) investment in and acquisition of the Purchaser Stock Consideration is suitable only for an investor which is able to bear the economic consequences of losing such investor’s entire investment, (ii) the acquisition of the Purchaser Stock Consideration to be received by Seller hereunder is a speculative investment which involves a high degree of risk of loss of the entire investment, and (iii) there are substantial restrictions on the transferability of, and there will be no public market for, the Purchaser Stock Consideration, and accordingly, it may not be possible for Seller to liquidate his investment in case of emergency.

(e) Accredited Seller Status. Seller is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.

(f) Restricted Securities. Seller understands that a limited market currently exists for the resale of the Purchaser Stock Consideration, and it may not be possible to sell the Purchaser Stock Consideration outside of the sale of all of the stock or assets of Purchaser. Purchaser has no present intention of undertaking any such sale and no assurance can be given that any such sale will occur in the near-term future or at all.

Section 4.25. No Additional Representations or Warranties

Except as specifically provided in this Agreement, neither Seller nor any of Seller’s Affiliates have made, or are making, any representation or warranty whatsoever to Purchaser or any of its Affiliates and, except in the case of fraud, no such party shall be liable in respect of the accuracy or completeness of any information or documents (including any projections on the future performance of the businesses of the Company) provided to Purchaser or any of its Affiliates.

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 5.1. Organization

Purchaser is a corporation, duly organized and validly existing under the laws of the State of Florida. Purchaser has the requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted by Purchaser.

Section 5.2. Due Authorization

Purchaser has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents and the performance of its obligations hereunder and thereunder have been duly and validly authorized by Purchaser, and no other action on the part of Purchaser is necessary. This Agreement and the Transaction Documents have been duly and validly executed and delivered, and are, or will be, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms, except as the enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally; or (b) general principles of equity.

Section 5.3. No Conflict

The execution and delivery of this Agreement and the other Transaction Documents by Purchaser, and the consummation of the transactions contemplated hereby and thereby, do not and will not violate any provision of, or result in the breach of any applicable Law, rule or regulation of any Governmental Authority, the articles of organization, articles of incorporation, operating agreement, bylaws or other organizational documents of Purchaser, or any agreement, indenture or other instrument to which Purchaser is a party or by which Purchaser may be bound, or of any order, judgment or decree applicable to Purchaser, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of Purchaser or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a Lien or result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person, except to the extent that the occurrence of any of the foregoing would not have a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement or any other Transaction Document.

Section 5.4. Governmental Authorities; Consents

No material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other third party is required on the part of Purchaser with respect to Purchaser’s execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.5. Brokers

No Person has acted directly or indirectly as a broker, finder or financial advisor for Purchaser in connection with the negotiations relating to the transactions contemplated by this Agreement for which Seller will become obligated to pay a fee or commission.

Section 5.6. Legal Proceedings

There are no actions, suits, claims, investigations or other legal proceedings pending or, to Purchaser’s knowledge, threatened against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.7. Capitalization of Purchaser

(a) The authorized capital stock of Purchaser (the “Purchaser Equity”) consists of (i) 110,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.001 per share (the “Purchaser Common Stock”), of which 11,548,050 shares are issued and outstanding as of the Effective Date and (ii) 10,000,000 shares of blank check preferred stock (“Blank Check Preferred”), par value $0.001 per share. Of the authorized Blank Check Preferred stock, 400,000 shares have been designated Series A preferred stock (“Series A”) with a par value of $0.001 per share and 200,000 shares have been designated Series B preferred stock (“Series B”) with a par value of $0.001 per share, of which 400,000 shares of Series A are issued and outstanding and 0 shares of Series B are issued and outstanding as of the Effective Date.

All of the Purchaser Equity has been duly authorized, and is validly issued and fully paid and non-assessable. The Purchaser Equity constitutes all of the issued and outstanding equity of Purchaser. Upon the consummation of the transactions contemplated herein, Seller will acquire good and valid legal and beneficial title to the Purchaser Common Stock, free and clear of all Liens.

(b) Except as set forth on Schedule 5.7(b), there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Purchaser Equity or obligating Purchaser to issue or sell any equity of, or any other interest in, Purchaser. Except as set forth on Schedule 5.7(b), there are no outstanding (i) equity appreciation, phantom equity, profit participation or similar rights with respect to Purchaser or (ii) voting trusts, proxies, member agreements or other agreements or understandings related to the voting or transfer of any outstanding voting interests of Purchaser.

Section 5.8. Independent Investigation

Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules) and the Transaction Documents and (b) none of Seller, the Company or any other Person have made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE VI. OTHER COVENANTS AND CONDITIONS

Section 6.1. Confidentiality

From and after the date hereof, Seller shall not disclose or use, unless compelled to disclose by judicial or administrative process or by other requirements of applicable Law (in which case Seller shall use commercially reasonable efforts to (a) consult with Purchaser prior to making any such disclosure to the extent permitted by applicable Law and reasonably practicable under the circumstances and (b) cooperate in connection with Purchaser’s efforts to obtain a protective order or confidential treatment at Purchaser’s expense), all documents and information concerning the negotiation and execution of the Transaction Documents or the Company, Purchaser or any of their respective Affiliates or their representatives (including trade secrets, confidential information and proprietary materials, which may include the following categories of information and materials: methods, procedures, computer programs and architecture, databases, customer information, lists and identities, employee lists and identities, pricing information, research, methodologies, contractual forms, and other information, whether tangible or intangible, which is not publicly available generally) (collectively, the “Confidential Information”), except to the extent that such Confidential Information that can be shown to have been (i) in the public domain through no fault of, or breach of this Agreement on the part of, any of Seller or any of Seller’s Affiliates or (ii) later lawfully acquired by Seller on a non-confidential basis from sources other than the Company, Purchaser or any of their respective Affiliates or their representatives (or sources otherwise relating to Seller’s prior ownership of the Company) and who are not known (after reasonable inquiry) to be under an obligation of confidentiality with respect thereto. Notwithstanding the foregoing, any such Person may disclose such Confidential Information (x) to his, her or its tax and financial advisors for purposes of complying with such Person’s tax obligations or other reporting obligations under applicable Law arising out of the Transaction Documents and (y) to his, her or its legal counsel and accountants for the purpose of evaluating the legal and financial ramifications of the Transaction Documents.

Section 6.2. Exchange of Other Payments and Information

Following the Closing, (a) Seller will promptly, and in any event, not later than three (3) Business Days following receipt, forward to Purchaser any payments received by Seller with respect to any of the Assets, including, but not limited to Accounts Receivable, or the operation of the Business after the Closing, and any checks, drafts or other instruments payable to Seller will, when so delivered, bear all endorsements required to effectuate the transfer of the same to Purchaser and (b) Seller will promptly forward to Purchaser any mail or other communications received by Seller relating to the Company.

Section 6.3. Prorations

Seller and Purchaser shall prorate the Prorated Items as of the Closing Date, on the basis of the actual number of days each party had possession or use during the calendar year or, where the billing is for a lesser period, during such period, except for those Prorated Items where it is possible to prorate by actual usage. Seller and Purchaser shall cooperate with respect to such prorations and reimburse each other on a reasonable basis to accomplish the prorations provided for herein. For purposes of this Agreement, “Prorated Items” shall mean all periodic charges (other than Property Taxes), including, but not limited to, prepaid lease payments and utility payments, applicable to periods both before and after the Closing with respect to the Business normally prorated in connection with similar transactions.

Section 6.4. Employees

The Company shall offer to continue the employment on an “at will” basis to all of the Employees listed on Schedule 4.8. Each Employee or independent contractor of the Company shall be eligible to receive the salary and benefits on substantially similar terms and conditions in the aggregate as are provided to Employees as of the time of Closing. Seller will not take, directly or indirectly, any action that would impede, impair, hinder, interfere or otherwise compete with Purchaser’s efforts to continue the employment of any Employee. Seller shall provide Purchaser with reasonable access to all Employees for the period beginning no later than five (5) days prior to the Closing.

Section 6.5. Further Assurances

From and after the Closing, the Parties shall take, or cause to be taken, such acts and execute such documents and instruments as may be reasonably required to effectuate the transactions contemplated hereby. From and after the Closing, Seller shall cooperate with Purchaser, and shall use his reasonable best efforts to assist, in the transfer to Purchaser of the goodwill and reputation associated with the Business and of the Business’ relationships, including relationships with suppliers, customers, and employees.

Section 6.6. Operation of Business by Seller Prior to Closing

From and after the Effective Date until Closing, Seller covenants and agrees to cause the Company to (a) operate in the Ordinary Course of Business consistent with past practice, including, but not limited to, making capital expenditures and managing the Company’s working capital (including paying amounts payable in a timely manner when due and payable) consistent with past practice, (b) maintain its properties and assets in good working condition (normal wear and tear expected), (c) maintain the employees, customers, suppliers, assets and operations of the Business as a going concern in accordance with past practice, and (d) maintain its accounting principles or methods unless required by GAAP or applicable law or, to the extent applicable, local accounting standards.

In addition, from and after the Effective Date until Closing, Seller covenants and agrees that it will not, without Purchaser’s prior written consent: (i) change or amend its Organizational Documents, (ii) make or declare any dividend or distribution in respect of any capital interests in the Company, (iii) split, combine, reclassify, recapitalize or otherwise amend any terms of any of its capital stock or amend any term or alter any rights of any of its outstanding shares of Company Common Stock, (iv) issue or sell any equity or debt securities or warrants or other rights to acquire any debt or securities of the Company without Purchaser’s prior written consent, (v) issue or repurchase, redeem or otherwise acquire any Company Common Stock, (vi) make any change in the key management structure of the Company, (vii) increase the cash compensation or bonus opportunity of any employee, except in the ordinary course of business consistent with past practice, (viii) sell, assign, transfer, convey, lease, exclusively license or otherwise dispose of any material tangible assets or properties of the Company, other than in the ordinary course of business consistent with past practice, (ix) grant to, or agree to grant to, any Person rights to any of its Intellectual Property other than in the ordinary course of business consistent with past practice, (x) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Material Contract, (xi) make or commit to make capital expenditures in an amount in excess of an aggregate of $150,000, (xii) manage the Company’s working capital other than consistent with past practice, (xiii) make or change any election in respect of Taxes, materially change any previously filed Tax Return, or settle any claim or assessment in respect of Taxes, (xiv) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, or (xv) enter into any agreement to do any action prohibited under this Section 6.6.

Section 6.7. No Disparagement

Each Party will refrain from, in any manner, directly or indirectly, all conduct, oral or otherwise, that disparages or damages or could reasonably disparage or damage the reputation, goodwill, or standing in the community of any other Party, their respective owners, officers, directors, employees, contractors or their respective Affiliates.

Section 6.8. Conditions to Each Party’s Obligation to Consummate the Closing

The respective obligation of each Party to effect, or cause to be effected, the transactions contemplated hereby is subject to the satisfaction on or before the Closing Date of each of the following conditions, unless waived in writing by each of Purchaser and Seller:

(a) Purchaser Approval. This Agreement and the Transaction Documents shall have been approved by the board of directors of Purchaser (the “Purchaser Board”).

(b) Company Approval. This Agreement and the Transaction Documents shall have been approved by the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock.

(c) Approvals. The Parties shall have received all approvals with any Governmental Authority necessary to consummate the transactions contemplated by this Agreement, including, but not limited to, the expiration or termination of the waiting period under the Hart-Scott-Rodino Act, if applicable.

(d) No Orders. There shall not have been enacted, promulgated or made effective after the date of this Agreement any Law or orders by a Governmental Authority of competent jurisdiction that enjoins or otherwise prohibits or makes illegal, or any action by any Governmental Authority seeking to enjoin or prohibit or make illegal, consummation of this Agreement and the Transaction Documents and there shall not be in effect any injunction (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction that enjoins or otherwise prohibits consummation of the Agreement and the Transaction Documents.

Section 6.9. Conditions to Obligation of Purchaser

The obligation of Purchaser to effect, or cause to be effected, the transactions contemplated by this Agreement are also subject to the satisfaction on or before the Closing Date of the following conditions, unless waived in writing by Purchaser:

(a) Representations and Warranties. Each of the representations and warranties of the Company shall be true and correct in all respects (except for (i) any inaccuracies that individually or in the aggregate are de minimis or (ii) to the extent any such representation and warranty expressly speaks as of a specified date, in which case, subject to the qualifications as set forth in the preceding clause (i), as of such date) as of the Closing as though then made on such date.

(b) Performance of Obligations. The Company shall have performed in all material respects all obligations and covenants required to be performed by it at or before the Closing under this Agreement at or before the Closing Date.

(c) Absence of Company Material Adverse Effect. There shall not have been a Material Adverse Effect applicable to the Company or the Business.

(d) Officer’s Certificate. Purchaser shall have received the Officer’s Certificate and each of the agreements, instruments, and other documents set forth in Section 3.6.

(e) Listing. Purchaser shall have consummated an IPO and the Purchaser Common Stock shall have been listed for trading on the NYSE.

Section 6.10. Conditions to Obligation of the Company and Seller

The obligation of the Company and Seller to effect, or cause to be effected, the transactions contemplated by this Agreement are also subject to the satisfaction on or before the Closing Date of the following conditions, unless waived in writing by Seller:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser shall be true and correct in all respects (except for (i) any inaccuracies that individually or in the aggregate are de minimis or (ii) to the extent any such representation and warranty expressly speaks as of a specified date, in which case, subject to the qualifications as set forth in the preceding clause (i), as of such date) as of the Closing as though then made on such date.

(b) Performance of Obligations. Purchaser shall have performed in all material respects all obligations and covenants required to be performed by it at or before the Closing under this Agreement at or before the Closing Date, including but not limited to the delivery of the documents, and taking of the actions, as applicable, set forth in Section 3.7.

(c) Absence of Purchaser Material Adverse Effect. There shall not have been a Material Adverse Effect applicable to Purchaser.

(d) Listing. Purchaser shall have consummated an IPO and the Purchaser Common Stock shall have been listed for trading on the NYSE.

(e) Receipt of Other Deliverables. The Company shall have received each of the agreements, instruments, and other documents set forth in Section 3.7.

ARTICLE VII. TAX MATTERS

Section 7.1. Preparation and Filing of Tax Returns

Purchaser shall prepare (or caused to be prepared) and timely file (taking into account applicable extensions) the Tax Returns for the Company pertaining to the Straddle Period and the Post-Closing Tax Period, and Seller shall prepare (or caused to be prepared) and timely file (taking into account applicable extensions) the Tax Returns for the Company for the Pre-Closing Tax Period. The Party or Parties tasked with filing a Tax Return pursuant to this Section 7.1 is or are considered the Responsible Party.

Section 7.2. Consistent Positions Tax Returns

The Responsible Party shall prepare all Tax Returns in a manner consistent with past Tax practices, except as otherwise required by changes in applicable law or material underlying facts, or as consented by the Parties in writing, which consent shall not be unreasonably withheld.

Section 7.3. Straddle Period Taxes

For purposes of this Agreement, in the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are treated as taxes related to the Pre-Closing Tax Period shall be:

(a) In the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) In the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 7.4. Transfer Taxes

Notwithstanding any other provisions of this Agreement, all Transfer Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne equally with Seller bearing fifty percent (50%) and Purchaser bearing fifty percent (50%) of such fees and expenses when due. Purchaser shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 7.5. Amended Tax Returns

Notwithstanding anything to the contrary in this Agreement, no Party may file, and shall cause his or its Affiliates not to file, any amendment to a Tax Return for the Pre-Closing Tax Period or Straddle Period without the prior written consent of Seller or as otherwise required by Law.

Section 7.6. Cooperation on Tax Matters

Purchaser and Seller shall, and shall cause their Affiliates to, cooperate fully, as and to the extent reasonably requested by any Party, in connection with the filing of Tax Returns, financial reporting matters, and any audit, litigation or other proceeding with respect to Taxes, in each case, relating to the Assets or the Business. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such Tax Return or audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller agrees to, and agree to cause their Affiliates to, retain all books and records in his or their possession with respect to Tax matters relating to the Assets or the Business for any Tax period beginning on or before the Closing Date until the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate (and, to the extent notified by Purchaser, any extensions thereof).

ARTICLE VIII. SURVIVAL; INDEMNIFICATION

Section 8.1. Survival

(a) The representations and warranties of Seller contained in Article IV of this Agreement shall survive for a period of twenty-four (24) months following the Closing Date, except for the representations and warranties contained in Section 4.1 (Organization and Qualification of the Company), Section 4.2 (Capitalization of the Company), Section 4.3 (Capacity; Enforceability); Section 4.5(a) (Sufficiency and Condition of Assets; Possession); Section 4.7 (Employee Plans), and Section 4.9 (Taxes)(collectively, the “Fundamental Representations”); and Section 4.23 (Brokers’ Fees), which shall survive until ninety (90) days after the expiration of the applicable statute of limitations; provided, however, that such survival period shall not apply to indemnification under Section 8.2(a)(ii) through Section 8.2(a)(v), any breach or nonfulfillment of any covenants or agreements made by Seller in Article VI and Article VII of this Agreement or in any Transaction Document executed in connection herewith, and any such covenant or agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (i) if an expiration date is set forth in this Agreement for such covenant or agreement, until such stated expiration date and, otherwise, (ii) until ninety (90) days after the expiration of the applicable statute of limitations.

(b) The representations and warranties of Purchaser contained in Article V shall survive for a period of twenty-four (24) months from the Closing Date, except for representations and warranties contained in Section 5.1 (Organization), Section 5.2 (Due Authorization), Section 5.5 (Brokers), and Section 5.7 (Capitalization of Purchaser) (“Purchaser Fundamental Representations”), which will continue in full force and effect until ninety (90) days after the expiration of the applicable statute of limitations; provided, however, that such survival period shall not apply to any breach or nonfulfillment of any covenants or agreements made by Purchaser in Article VI or in any Transaction Document executed in connection herewith, shall survive the execution herein or to claims to the extent involving fraud, willful misconduct or intentional misrepresentation on the part of Purchaser and any such covenant or agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (i) if an expiration date is set forth in this Agreement for such covenant or agreement, until such stated expiration date and, otherwise, (ii) until ninety (90) days after the expiration of the applicable statute of limitations.

Section 8.2. Indemnification by Seller

(a) Subject to the provisions and limitations of this Article VIII, from and after the Closing Date, Seller shall indemnify and hold harmless Purchaser and its Affiliates (the “Purchaser Indemnified Parties”) from and against any and all claims, liabilities, damages, losses, demands, obligations, deficiencies, costs, and expenses of any nature whatsoever, including, without limitation, reasonable attorneys’ fees, accountants’ fees, and all costs of investigation, and other expenses of defending any actions or claims, amounts of judgment and amounts paid in settlement, whether or not involving a Third Party Claim (collectively referred to as the “Damages”), suffered by Purchaser Indemnified Parties resulting from or arising out of (i) any inaccuracy or breach of any of the representations or warranties made by Seller in this Agreement or in any Transaction Document executed in connection herewith, (ii) any breach or nonfulfillment of any covenants or agreements made by Seller in this Agreement or in any Transaction Document executed in connection herewith, (iii) any Taxes owed by Seller and any Taxes owed by the Company for or relating to the period prior to the Closing, (iv) any Indebtedness or Selling Expenses not fully paid by Seller on the Closing Date or not taken as a reduction to the Purchase Price at the Closing, or (v) any fraud, any willful misconduct or intentional misrepresentations or omissions by Seller relating to the business, operations, properties, assets or obligations of the Company prior to Closing (each claim made by the Purchaser Indemnified Parties pursuant to this Section 8.2(a) shall be a “Purchaser Claim”).

(b) Except as set forth in the last sentence of this Section 8.2(b), Seller shall not have liability for indemnification pursuant to clause (i) of Section 8.2(a) for any individual Purchaser Claim under clause (i) of Section 8.2(a) for which indemnification is provided hereunder unless the amount of all Purchaser Claims arising under clause (i) of Section 8.2(a) exceeds $100,000 in the aggregate (“Basket Amount”). Once the amount of all Purchaser Claims arising under clause (i) of Section 8.2(a) exceeds the Basket Amount in the aggregate, Seller shall be responsible (except as set forth in Section 8.2(a)) for the full amount of all Purchaser Claims with respect to clause (i) of Section 8.2(a), including the Basket Amount. The Basket Amount shall not be applicable to any Purchaser Claim for breach of Section 4.16 (Accounts Receivable). Notwithstanding the foregoing, the maximum aggregate liability of Seller for Purchaser Claims under clause (i) of Section 8.2(a), other than Fundamental Representations, and Section 4.16 (Accounts Receivable), shall not exceed, in the aggregate, an amount equal to $300,000 (the “Cap”). The maximum aggregate liability of Seller for Purchaser Claims relating to clause (i) of Section 8.2(a), including the Fundamental Representations and clauses (ii) through (v), inclusive, of Section 8.2(a) shall not exceed, in the aggregate, an amount equal to the aggregate Purchase Price (inclusive of payments to lenders, Selling Expenses, and the Earn-Out Consideration, if any) paid to or on behalf of Seller. The limitations set forth in this Section 8.2(b) shall not apply to any Purchaser Claim under clause (v) of Section 8.2(a).

The Purchaser Indemnified Parties shall not be entitled to assert any Purchaser Claim for indemnification pursuant to this Section 8.2 for Purchaser Claims for indemnification with time restrictions under Section 8.1(a) after the dates provided in Section 8.1(a); provided, however, that if on or prior to such date a Notice of Claim (as defined below) shall have been provided pursuant to Section 8.4 hereof for such indemnification, the Purchaser Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article VIII.

(c) All claims for indemnification by Purchaser Indemnified Parties shall be net of any insurance proceeds actually received as a result of the matter for which indemnification is claimed.

(d) Once Damages are agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds to an account designated by such Purchaser Indemnified Party; provided, however, notwithstanding the foregoing, any Damages payable to a Purchaser Indemnified Party by Seller pursuant to this Article VIII may be, in Purchaser’s option, without duplication, set-off against the future (or earned but unpaid) annual Earn-Out Payments, and/or set-off against any other amount owed or payable by Purchaser to Seller under this Agreement. Notwithstanding the foregoing, if any Damages claimed by any Purchaser Indemnified Party remain in dispute following the expiration of the applicable survival period, then the next annual Earn-Out Payment will be made to Seller less the disputed amount (the “Earn-Out Escrow Amount”) and such disputed amount shall be placed in an escrow account separate from the Reserve Escrow Amount with the Escrow Agent pursuant to the Escrow Agreement and the Earn-Out Escrow Amount shall not be released until such dispute is resolved by mutual agreement of the Parties or final, non-appealable adjudication in accordance with the terms and provisions of the Escrow Agreement.

Section 8.3. Indemnification by Purchaser

(a) Subject to the provisions of this Article VIII, from and after the Closing Date, Purchaser shall indemnify and hold harmless Seller, and Seller’s Affiliates (the “Seller Indemnified Parties”) from and against any and all Damages suffered by Seller Indemnified Parties resulting from or arising out of (i) any breach of any of the representations or warranties made by Purchaser in this Agreement or in any Transaction Document executed in connection herewith, (ii) any breach or nonfulfillment of any covenants or agreements made by Purchaser herein or any document executed in connection herewith, notwithstanding when any such breach or nonfulfillment may occur, or (iii) any fraud, any willful misconduct or intentional misrepresentations by Purchaser relating to the subject matter of this Agreement (a claim made by the Seller Indemnified Parties pursuant to this Section 8.3(a) shall be a “Seller Claim”).

(b) None of the Seller Indemnified Parties shall be entitled to assert any claim for indemnification pursuant to Section 8.3 after the dates provided in Section 8.1(b); provided, however, that if on or prior to such date a Notice of Claim shall have been given pursuant to Section 8.4 hereof for such indemnification, the Seller Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article VIII.

(c) Except as set forth in the last sentence of this Section 8.3(c), Purchaser shall not have liability for indemnification pursuant to clause (i) of Section 8.3(a) for any individual Seller Claim that arises under clause (i) of Section 8.3(a) for which indemnification is provided hereunder unless the amount of all Seller Claims that arise under clause (i) of Section 8.3(a) exceed the Basket Amount. Once the amount of all Seller Claims arising under clause (i) of Section 8.3(a) exceeds the Basket Amount in the aggregate, Purchaser shall be responsible for the full amount of Seller Claims with respect to clause (i) of Section 8.3(a) including the Basket Amount. Notwithstanding the foregoing, the maximum aggregate liability of Purchaser for Seller Claims under clause (i) of Section 8.3(a), other than Purchaser Fundamental Representations, shall not exceed, in the aggregate, an amount equal to the Cap. The maximum aggregate liability of Purchaser for Seller Claims under clause (i) of Section 8.3(a), including Purchaser Fundamental Representations, shall not exceed, in the aggregate, an amount equal to the Purchase Price (inclusive of payments to lenders, Selling Expenses and the Earn-Out Consideration, if any, paid to or on behalf of Seller). The limitations set forth in this Section 8.3(c) shall not apply to any Seller Claim under clause (iii) of Section 8.3(a).

(d) All claims for indemnification by the Seller Indemnified Parties shall be net of any insurance proceeds actually received as a result of the matter for which indemnification is claimed.

Section 8.4. Indemnification Procedures

(a) Upon obtaining knowledge of any claim or demand which has given rise to a claim for indemnification under Section 8.2 or Section 8.3, the Purchaser Indemnified Parties or the Seller Indemnified Parties (each, an “Indemnified Party”) shall give written notice (“Notice of Claim”) of such claim or demand to the applicable indemnifying party (each, an “Indemnifying Party”). In each case, such Notice of Claim shall specify in reasonable detail such information as the Indemnified Parties may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same); provided, however, that, subject to the limitations set forth in Section 8.1, Section 8.2 and Section 8.3, respectively, no failure or delay by the party giving the Notice of Claim shall reduce or otherwise affect the obligation of the Indemnifying Party unless and to the extent the Indemnifying Party is thereby prejudiced.

(b) Within thirty (30) Business Days of receiving a Notice of Claim, the Indemnifying Party may object to such indemnification claim, stating in reasonable detail the bases for such objection. Any objection to a Notice of Claim must be signed by one or more representatives of the Indemnifying Party or its counsel and shall set forth in reasonable detail the items as to which disagreement exists (the “Disputed Matters”). If an objection is delivered, the Indemnified Party and the Indemnifying Party shall negotiate in good faith to resolve in writing any Disputed Matters. If they are unable to reach an agreement with respect to the Disputed Matters within a period of thirty (30) Business Days after the receipt of an objection, then any Disputed Matters as to which written agreement has not been reached shall be resolved in accordance with the procedures described in Article IX.

(c) If any lawsuit or other action is filed or instituted against any of the Indemnified Parties with respect to a matter subject to indemnity hereunder (a “Third Party Claim”), notice thereof (a “Third Party Notice”) shall be given to the Indemnifying Party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). Subject to the limitations set forth in Section 8.1, Section 8.2 and Section 8.3, respectively, the failure of the Indemnified Parties to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent the Indemnifying Party has actually been prejudiced as a result. After receipt of a Third Party Notice, if the Indemnifying Party provides evidence reasonably satisfactory to the Indemnified Party that it has the ability to pay the amounts claimed in the Third Party Claim and that the Third Party Claim relates to a matter for which indemnification is proper under this Agreement, the Indemnifying Party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such Third Party Claim, (ii) to employ and engage attorneys of its own choice to handle and defend the Third Party Claim (the selection of such attorneys to be subject to approval of the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed), at the Indemnifying Party’s cost, risk and expense, and (iii) to compromise or settle such Third Party Claim; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall, and shall cause its Affiliates to, cooperate in all reasonable respects with the Indemnifying Party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom for which the Indemnifying Party has assumed the defense; and the Indemnified Party may, at the Indemnified Party’s own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The Parties shall also cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim within thirty (30) calendar days after receipt of the Third Party Notice (or within such shorter period of time as may be necessary to prudently defend such claim), the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim and the Indemnifying Party shall have the right to participate therein at the Indemnifying Party’s cost; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. In the event the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party informed (including, as necessary, updates from counsel) of the progress of any such defense, compromise or settlement, when and as reasonably requested by the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the fees and expenses of counsel retained by the Indemnified Party to the extent such underlying claim is indemnifiable under this Article VIII if (A) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation, (B) the claim seeks an injunction or equitable or other non-monetary relief against the Indemnified Party; (C) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest that, under applicable principles of legal ethics, could prohibit a single lawyer or law firm from representing both the Indemnified Party and the Indemnifying Party in such claim or action, and such conflict has not been timely waived upon petition by the Indemnified Party, (D) the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim or (E) the Indemnified Party reasonably believes that the Damage relating to the claim would exceed the maximum amount that such Indemnified Party would then be entitled to recover under the applicable provisions of Article VIII.

(d) If the indemnification claim is made pursuant to Section 8.2, the total amount of such matured claims shall be paid in accordance with Section 8.2, subject to the limitation set forth in Section 8.2; likewise, if the indemnification claim is made pursuant to Section 8.3, the total amount of such matured claims shall be paid in accordance with Section 8.3, subject to the limitations set forth in Section 8.3.

Section 8.5. Exclusive Remedy

The rights of the Indemnified Parties under this Article VIII shall be the exclusive remedy of such Indemnified Parties with respect to claims resulting from any breach by the Indemnifying Parties of any representation, warranty, covenant or agreement contained in this Agreement; provided, however, that this Section 8.5 is not intended in any way to limit or restrict the right of any Party to separately seek equitable remedies, including injunctive relief or to pursue a claim for fraud or other non-waivable rights of action.

Section 8.6. Mitigation

The Party seeking indemnification under this Article VIII shall (a) to the extent required by applicable Law, use commercially reasonable efforts to mitigate any Damages which form the basis of an indemnification claim hereunder and (b) use commercially reasonable efforts to seek recovery from available insurance policies in respect of the Damages which form the basis of an indemnification claim hereunder; provided, that in no event shall the Indemnified Party be required to commence or threaten litigation against any third party in respect of such recovery or take any other action if it would reasonably be expected to be detrimental to such party or the Company. In the event an Indemnified Party receives insurance proceeds after having received payment from (or on behalf of) an Indemnifying Party pursuant to this Article VIII, then to the extent such insurance proceeds were not taken into account in determining the amount of Damages required to be paid by the Indemnifying Party to such Indemnified Party, the Indemnified Party shall refund to the Indemnifying Party up to the lesser of (i) the amount of such insurance proceeds so received and (ii) the amount of the indemnification payment received by the Indemnified Party from the Indemnifying Party with respect thereto pursuant to this Article VIII, in each case after deducting therefrom the amount of any costs or expenses incurred in procuring such recovery (including any applicable premium adjustments), net of any Taxes imposed on the Indemnified Party that arise from having received amounts under the applicable insurance policies; provided that the amount the Indemnified Party is required to refund pursuant to this sentence shall not exceed the amount by which the indemnification payment actually paid to the Indemnified Party in respect of such Damages pursuant to this Article VIII would have been reduced pursuant to this Section 8.6 had such recovery been received prior to the date of such indemnification payment.

Section 8.7. Tax Treatment of Indemnity Payments

All amounts paid with respect to indemnity claims under this Agreement shall be treated by the parties hereto for all Tax purposes as adjustments to the Purchase Price, unless otherwise required by Law.

Section 8.8. Reserve Against Working Capital Adjustment and Certain Indemnification Obligations of Seller

(a) Subject to the provisions of this Section 8.8, as security for (i) any working capital adjustment pursuant to Section 3.4 and (ii) indemnification obligations of Seller as set forth in this Agreement, Seller agrees to, at Closing, deposit $100,000 (the “Reserve Escrow Amount”) into separate account maintained by the Escrow Agent (the “Reserve Escrow Account”). The Reserve Escrow Amount shall be held by the Escrow Agent for a period of twelve (12) months after the Closing Date and shall be the exclusive remedy with respect to any working capital adjustment made to the Initial Purchase Price Payment in accordance with Section 3.4 of this Agreement. If the full Reserve Escrow Amount is not disbursed with respect a working capital adjustment, the remaining balance of the Reserve Escrow Amount shall be applied to any indemnification obligations of Seller arising under this Agreement, but shall not be the exclusive remedy of Purchaser should such indemnification obligations exceed the balance of the Reserve Escrow Amount and Seller shall be liable for the payment of all indemnification obligations in excess of the Reserve Escrow Amount or occurring after the expiration of the term of Escrow Agreement.

(b) The Reserve Escrow Amount shall be held by the Escrow Agent, as a trust fund and shall not be subject to any Lien, attachment, trustee process, or any other judicial process of any creditor of any Party, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.

(c) Within one (1) Business Day after the twelve (12) month anniversary of the Closing Date, Seller and Purchaser shall execute and deliver to the Escrow Agent a joint written instruction in accordance with the Escrow Agreement instructing the Escrow Agent to release to Seller the then remaining balance of the Reserve Escrow Amount, if any, minus the aggregate amount of all pending indemnification claims properly submitted pursuant to this Agreement (if any) and the amount of any working capital adjustment submitted and not previously disbursed (the “Reserve Escrow Release Amount”). Upon the settlement of all pending indemnification and working capital adjustment claims of Purchaser, any portion of the Reserve Escrow Release Amount not paid to Purchaser in respect thereof shall be released to Seller in accordance with the terms and provisions of the Escrow Agreement.

(d) All fees due and payable to the Escrow Agent pursuant to the Escrow Agreement shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by Seller.

(e) All payments by way of the Reserve Escrow Amount made under this Section 8.8 shall be treated by all Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

ARTICLE IX. SETTLEMENT OF DISPUTED MATTERS

Section 9.1. Governing Law; Jurisdiction and Venue

(a) This Agreement and any dispute arising hereunder shall be governed by and construed in accordance with the Laws of the State of Oregon, excluding its conflicts of laws provisions or rule that would cause the application of Laws of any jurisdiction other than those of the State of Oregon.

(b) Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of the federal courts located in the State of Oregon for the purposes of any action arising out of this Agreement or the subject matter hereof brought by any Party under this Agreement.

(c) To the extent permitted by applicable Law, each Party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any action under this Agreement, any claim (i) that it is not personally subject to the jurisdiction of the above named courts, (ii) that such action is brought in an inconvenient forum, (iii) that it is immune from any legal process with respect to itself or its property, (iv) that the venue of the suit, action or proceeding is improper, or (v) that this Agreement or the subject matter hereof may not be enforced in or by such courts.

ARTICLE X. TERMINATION

Section 10.1. Termination by Mutual Consent

This Agreement may be terminated at any time before Closing mutual written consent of Seller and Purchaser.

Section 10.2. Termination by Seller or Purchaser

This Agreement may be terminated, and the transactions herein contemplated abandoned, by either Seller or Purchaser by written notice from such Party to the other Party if the Closing has not occurred on or before the date that is two hundred ten (210) days from the Effective Date (the “Outside Date”). The date of termination of this Agreement shall be the “Termination Date.”

Section 10.3. Termination by Purchaser

This Agreement may be terminated, and the transactions herein contemplated abandoned, by Purchaser at any time prior to Closing if Seller materially breaches any of Seller’s representations, warranties, covenants or agreements contained in this Agreement, if such breach would give rise to the failure to satisfy the Closing conditions applicable to Seller and such breach cannot be cured by the Outside Date, or, if curable, has not been cured by Seller within the earlier of (i) fifteen (15) days after Seller’s receipt of written notice of such breach from Purchaser or (ii) the Outside Date; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.3(b), if Purchaser is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would result in the conditions precedent to Closing applicable to Purchaser not being satisfied.

Section 10.4. Termination by Seller

This Agreement may be terminated, and the transactions herein contemplated abandoned, by Seller at any time prior to Closing if Purchaser breaches any of its representations, warranties, covenants or agreements contained in this Agreement, if such breach would give rise to the failure to satisfy the Closing conditions applicable to Purchaser and such breach cannot be cured by the Termination Date, or, if curable, has not been cured by Purchaser within the earlier of (a) fifteen (15) days after Purchaser’s receipt of written notice of such breach from Seller and (b) the Outside Date; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 10.4, if Seller is then in breach of any of Seller’s representations, warranties, covenants or agreements contained in this Agreement that would result in the conditions precedent to Closing applicable to Seller not being satisfied.

Section 10.5. Effect of Termination

If this Agreement is validly terminated pursuant to this Article X, except as set forth in this Section 10.5, it shall, to the fullest extent permitted by applicable Law, become void and of no further force and effect, with no liability (except as provided in Section 11.9) on the part of any Party (or any stockholder, Affiliates or representative of such Party), except that, if such termination results from (a) fraud or (b) the willful and material (i) failure of any Party to perform its covenants, obligations or agreements contained in this Agreement or (ii) breach by any Party of its representations or warranties contained in this Agreement, then such Party shall be liable for any Damages incurred or suffered by the other Party as a result of such failure or breach. The provisions of Section 6.1 (Confidentiality), this Section 10.5 (Effect of Termination), Section 11.6 (Press Release and Announcements), Section 11.9 (Expenses) and Article XI (Miscellaneous) shall survive any valid termination of this Agreement.

ARTICLE XI. MISCELLANEOUS

Section 11.1. General Consent to Transaction

Effective as of the Closing, Seller hereby waives any rights Seller may have as a holder of the shares of Company Common Stock or arising from or relating to the transfers or transactions contemplated hereby (including any voting rights, preemptive rights, rights to repurchase, registration rights, rights of first refusal or similar rights or restrictions on transfer and any rights to receive notices, opinions or similar documentation in advance of or in connection with such transfers or transactions), whether such rights arise under or pursuant to (a) the Organizational Documents of the Company, (b) any other Contract between Seller and the Company, or (c) applicable Law.

Section 11.2. Waiver

Any failure of Purchaser or Seller to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by Seller, in the event of any such failure by Purchaser, or by Purchaser, in the event of any such failure by Seller. Any such waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, and such extension, waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No delay on the part of any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

Section 11.3. Specific Performance

Each Party acknowledges and agrees that the other Parties would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each Party hereby agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement and/or specific performance by any other Party under this Agreement and each Party hereby agrees to waive the defense (and not to interpose as a defense or in opposition) in any such suit that the other Parties have an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 11.3 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the Parties to this Agreement may elect to pursue.

Section 11.4. Notices

Except as otherwise expressly permitted herein, all notices, request, instruction or other document required or permitted to be given hereunder shall be in writing and shall be deemed effective when personally delivered with signed receipt, when received by facsimile, e-mail or other electronic means with electronic confirmation of delivery, when delivered by overnight courier with signed receipt or when delivered by United States certified mail, postage prepaid and return receipt requested. Unless changed by written notice given by either Party to the other pursuant hereto, such notices shall be given to the Parties at the following addresses:

If to Seller:	Mr. Bradley R. Bowder
Email:

With a copy to:	Healy & McCann, PC
201 1st Avenue W
Albany, Oregon 97321
Attn: F. James Healy
Email:

If to Purchaser:	Precision Aerospace Group Inc.
20900 NE 30th Ave., 8th Floor
Aventura, Florida33180
Attn: Maynard Hellman
Email:

With a copy to:	Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Iselin, New Jersey 08830
Attn: Seth Brookman; Victoria Baylin
Email:

Section 11.5. Assignment

No Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Party; provided, however, that Purchaser may assign its rights hereunder to any Affiliate, but shall remain liable for all of Purchaser’s obligations hereunder. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

Section 11.6. Press Release and Announcements

(a) No Party (or any of its Affiliates) shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof, or the transactions contemplated hereby without the prior written consent of the other Party (collectively, the “Public Announcement Restrictions”). The Public Announcement Restrictions shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Authorities, or as reasonably necessary to provide notices, seek waivers, amendments or consents), (ii) required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Party or its respective Affiliates, (iii) made to representatives, or (iv) that such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised. In the case of the disclosures described under subsections (i) and (ii) of this Section 11.6(a), each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

(b) Seller hereby acknowledges that it is aware that the federal and state securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Nothing herein shall preclude disclosure of the confidential information or trading thereon after public disclosure of the confidential information is made by Purchaser.

Section 11.7. Rights of Third Parties

Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 11.8. Reliance

Each of the Parties to this Agreement shall be deemed to have relied upon the accuracy of the written representations and warranties made to such Party in or pursuant to this Agreement, notwithstanding any investigations conducted by or on such Party’s behalf or notice, knowledge or belief to the contrary.

Section 11.9. Expenses

Each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including, without limitation, all broker’s fees and the fees of its legal counsel, financial advisers and accountants.

Section 11.10. Captions; Counterparts

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by means of facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.11. Entire Agreement

This Agreement and the Transaction Documents constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or any of their respective Affiliates relating to the transactions contemplated hereby and thereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth in this Agreement.

Section 11.12. Severability

If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person of circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the Parties request that the court reform such provision in a manner sufficient to cause such provision to be enforceable.

Section 11.13. Amendments

This terms and provisions of this Agreement may be amended only by a written instrument signed by all Parties.

(Signature Page Follows)

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the Effective Date.

PURCHASER:

PRECISION AEROSPACE GROUP INC.,
a Florida corporation

By:	/s/ Maynard Hellman
Maynard Hellman, Chairman of the Board

THE COMPANY:

WESTERN PROFESSIONAL, INC.,
an Oregon corporation

By:	/s/ Bradley Bowder
Bradley R. Bowder, Chief Executive Officer

SELLER:

By:	/s/ Bradley Bowder
Bradley R. Bowder

[Signature Page(s) to Stock Purchase Agreement]